UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Mid-State Bancshares
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, no par value

	(2)	Aggregate number of securities to which transaction applies: 22,221,258 shares of common stock and options to purchase 1,837,839 shares of common stock.
(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):  The filing fee was determined by multiplying $0.000107 by the sum of (i) the product of 22,221,258 shares multiplied by the $37.00 per share merger consideration; and (ii) the product of 1,837,839, representing the number of shares subject to stock options, multiplied by the difference between $37.00 and $20.1178, which represents the weighted average exercise price of the stock options.

	(4)	Proposed maximum aggregate value of transaction: $853,213,312

	(5)	Total fee paid: $91,293.82

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PROPOSED MERGER—YOUR VOTE IS VERY IMPORTANT

To the Shareholders of Mid-State Bancshares:

The board of directors of Mid-State Bancshares, or Mid-State, has approved the acquisition of Mid-State by VIB Corp, a subsidiary of Rabobank Nederland, a Dutch financial services leader. The acquisition involves a series of mergers, including the merger of a subsidiary of VIB Corp with and into Mid-State, and the merger of Mid-State Bank & Trust into Rabobank, N.A., Rabobank’s community banking subsidiary in California.

In the merger, shareholders of Mid-State will receive $37.00 in cash for each share of Mid-State common stock that they own.

Mid-State’s common stock is listed on the NASDAQ Global Market under the symbol “MDST.”  On January [*], 2007, Mid-State’s common stock closed at $[*] per share and on November 1, 2006, the last trading day before the announcement of the merger, Mid-State’s common stock closed at $29.11 per share.

Mid-State is holding a special shareholders’ meeting at which its shareholders will be asked to approve the principal terms of the Agreement and Plan of Merger, dated November 1, 2006, by and between VIB Corp, Chardonnay Merger Sub Corp. and Mid-State Bancshares and the transactions contemplated thereby. Information about the special meeting is contained in this proxy statement. You are urged to read this document carefully and in its entirety.

YOUR BOARD OF DIRECTORS HAS  DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF MID-STATE AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

We hope that you will attend the special meeting in person; however, we strongly encourage you to designate the proxies named on the enclosed proxy card to vote your shares. This will ensure that your common stock is represented at the special meeting. You will also be able to vote by telephone or by the Internet. The enclosed proxy card explains more about these voting procedures.

Whether or not you plan to attend the Mid-State special meeting, please vote as soon as possible to make sure that your shares are represented at the special meeting. If you do not vote, it will have the same effect as voting against the merger.

/s/ JAMES W. LOKEY
James W. Lokey
President and Chief Executive Officer
Mid-State Bancshares

This proxy statement is dated            , 200    and is first being mailed to shareholders on or
about             , 200    .

Sources of Additional Information

This document incorporates important business and financial information about Mid-State from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents related to Mid-State that are incorporated by reference in this document, without charge, through the website of the Securities and Exchange Commission, or SEC, at www.sec.gov, through Mid-State’s website listed below, or by requesting them in writing or by telephone.

Mid-State Bancshares
Attn: Marlene Weeks, Vice President
P.O. Box 6002
Arroyo Grande, California 93420
(805) 473-6829
www.midstatebank.com

(The website address given in this document is for information only and is not intended to be an active link or to incorporate any website information into this document.)

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

In order to receive timely delivery of requested documents in advance of the special meeting, you should make your request no later than [*], 2007.

All information contained in this proxy statement with respect to Rabobank and its affiliates has been supplied by Rabobank. All information contained in this proxy statement with respect to Mid-State has been supplied by Mid-State.

You should rely only on the information provided or incorporated by reference in this proxy statement. We have not authorized anyone to provide you with different information. You should not assume that the information in this proxy statement is accurate as of any date other than the date on the front of the document.

See “Where You Can Find More Information” beginning on page [*].

Notice of Special Meeting of Mid-State Bancshares

•       Date:        [*]

•       Time:        [*]

•       Place:       [*]

To Mid-State Bancshares Shareholders:

We are pleased to notify you of, and invite you to, a special meeting of shareholders. At the meeting you will be asked to vote on the following matters:

•       Proposal to approve the principal terms of the merger agreement, pursuant to which Mid-State Bancshares will be acquired by VIB Corp, and the transactions contemplated thereby as described in the attached proxy statement.

•       Proposal to approve, if necessary, an adjournment of the special meeting to solicit additional proxies in favor of the principal terms of the merger agreement and the transactions contemplated thereby.

Only shareholders of record at the close of business on [*], 2007 may vote at the special meeting.

Pursuant to California law, Mid-State Bancshares shareholders are not entitled to dissenting shareholders’ rights unless demands for payment are filed with respect to 5% or more of the outstanding shares. Further discussion of such law is contained in the attached proxy statement under the caption “The Merger—Dissenting Shareholders’ Rights.” In addition, the text of the applicable provisions of California law relating to dissenting shareholders’ rights are attached as Appendix C to the proxy statement.

Section 2.11 of the Mid-State Bylaws provides for the nomination of directors as follows:

“Nominations for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of the Corporation entitled to vote for the election of directors. Notice of intention to make any nominations (other than for persons named in the notice of the meeting at which such nomination is to be made) shall be made in writing and shall be delivered or mailed to the president of the Corporation by the later of the close of business 21 days prior to any meeting of shareholders called for the election of directors or 10 days after the date of mailing of notice of the meeting to shareholders. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of the corporation owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; (e) the number of shares of capital stock of the proposed nominee, a copy of which shall be furnished with the notification, whether the proposed nominee has ever been convicted of or pleaded nolo contendere to any criminal offense involving dishonesty or breach of trust, filed a petition in bankruptcy, or been adjudged bankrupt. The notice shall be signed by the nominating shareholder and by the nominee. Nominations not made in accordance herewith shall be disregarded by the chairman of the meeting, and upon his instructions, the inspectors of election shall disregard all votes cast for each such nominee. The restrictions set forth in this paragraph shall not apply to nomination of a person to replace a proposed nominee who has died or otherwise become incapacitated to serve as a director between the last day for giving notice hereunder and the date of election of directors if the procedure called for in this paragraph was followed with respect to the nomination of the proposed nominee.”

IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, OR VOTE BY TELEPHONE OR INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING AND YOU WISH TO CHANGE YOUR VOTE, YOU MAY WITHDRAW YOUR PROXY PRIOR TO THE TIME IT IS VOTED AND VOTE IN PERSON OR BY FILING A LATER DATED PROXY.

PLEASE INDICATE ON THE PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING SO WE CAN PROVIDE ADEQUATE ACCOMMODATIONS.

IF YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND ARE A SHAREHOLDER OF RECORD, BRING WITH YOU A FORM OF GOVERNMENT-ISSUED PERSONAL IDENTIFICATION BEARING YOUR RECENT PHOTOGRAPH (SUCH AS A DRIVER’S LICENSE, STATE-ISSUED IDENTIFICATION CARD OR PASSPORT) TO THE SPECIAL MEETING.

IF YOU OWN STOCK THROUGH A BANK, BROKER OR OTHER NOMINEE YOU WILL ALSO NEED PROOF OF OWNERSHIP AS OF THE RECORD DATE SUCH AS A BANK OR BROKERAGE STATEMENT TO ATTEND THE SPECIAL MEETING (WHICH YOU MUST ASK THEM OR THEIR AGENT TO PROVIDE TO YOU). IN ORDER TO VOTE YOUR SHARES AT THE MID-STATE SPECIAL MEETING, YOU MUST OBTAIN FROM THE NOMINEE A PROXY ISSUED IN YOUR NAME.

By order of the Board of Directors
/s/ JAMES G. STATHOS
James G. Stathos, Secretary
[*], 2007

i

QUESTIONS AND ANSWERS ABOUT VOTING

Q:    Why have you sent me this document?

A:    This document is being delivered to you because it is serving as a proxy statement for Mid-State Bancshares’ special meeting of shareholders.

This proxy statement contains important information regarding the proposed merger. It also contains important information about what Mid-State’s board of directors and management considered when evaluating this proposed merger. Mid-State urges you to read this proxy statement carefully, including its appendices.

Q:    What is happening in this merger?

A:    Mid-State is being acquired by VIB Corp, a subsidiary of Rabobank Nederland, in a series of mergers. Initially, VIB Corp (which is owned and controlled by Rabobank) will cause its wholly owned subsidiary, Chardonnay Merger Sub Corp., to be merged with and into Mid-State Bancshares resulting in Mid-State Bancshares becoming a wholly owned subsidiary of VIB Corp. Immediately thereafter, Mid-State Bancshares will be merged with and into VIB Corp and following the merger of Mid-State Bancshares and VIB Corp, Mid-State Bank & Trust will be merged with and into Rabobank, N.A., the California-headquartered banking subsidiary of VIB Corp. As a result of such mergers, Mid-State Bancshares and Mid-State Bank & Trust will both cease to exist. These mergers are governed by the Agreement and Plan of Merger, dated November 1, 2006 (the “merger agreement”). A copy of the merger agreement is attached as Appendix A. Throughout this document, these various mergers are referred to simply as the “merger.”

Q:    Why is the merger proposed?

A:    Mid-State is proposing the merger because its board of directors believes that the merger is in the best interests of its shareholders. Mid-State believes that the price to be paid in the merger is fair.

Q:    What are Mid-State’s shareholders being asked to approve?

A:    Mid-State’s shareholders are being asked to approve the principal terms of the merger agreement and the transactions contemplated thereby, which approval must be obtained before the merger can be consummated.

Q:    What should I do now?

A:    Simply indicate your vote on your proxy card and then sign and mail your proxy card in the enclosed return envelope in time to be represented at the special shareholder’s meeting. You will also be able to vote by telephone or by the Internet. The enclosed proxy card explains more about these voting procedures.

If you are a Mid-State shareholder, do not send your Mid-State stock certificates in the envelope provided for returning your proxy card. The stock certificates should only be forwarded to the exchange agent with the letter of transmittal form which will be mailed to you separately.

Q:    If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:    Your broker will vote your shares for you only if you provide your broker with instructions on how to vote. You should instruct your broker how to vote your shares, following the directions your broker provides. If you fail to instruct your broker how to vote your shares, your broker may not vote your shares and the effect will be the same as a vote against the merger.

ii

Q:    What happens if I don’t vote?

A:    If you fail to respond, your shares will not be counted to help establish a quorum at Mid-State’s special meeting. Not voting also has the same effect as voting against the merger.

Q:    Can I change my vote after I have mailed my signed proxy card?

A:    Yes. You may change your vote at any time before your proxy is voted at the special meeting. If your shares are held in your name you may do this in one of three ways:

•       Send a written notice to the Secretary of Mid-State stating that you are revoking your proxy;

•       Complete and submit a new proxy card bearing a later date; or

•       Attend the special meeting and vote in person (but only if you tell the Secretary before the voting begins that you want to cancel your proxy and vote in person). Simply attending the meeting, however, will not revoke your proxy.

If you choose either of the first two methods, you must submit your notice of revocation or your new proxy card to Mid-State at the address below.

Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them—that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote or to vote at the annual meeting.

Q:    What is the vote needed to approve the merger?

A:    Approval of the merger requires the affirmative vote of the holders of at least a majority of the shares of Mid-State common stock issued and outstanding on the record date.

Q:    Who can help answer my questions?

A:    If you have more questions about the merger or the special meeting, you should contact:

Mid-State Bancshares
Attn: Marlene Weeks, Vice President
P.O. Box 6002
Arroyo Grande, California 93420
(805) 473-6829

iii

SUMMARY

This brief summary, together with the “Questions and Answers” on the preceding pages, highlights selected information from the proxy statement. This summary does not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement and the other documents that are incorporated herein to understand fully the merger. See “Where You Can Find More Information” beginning on page [*]. Unless we have stated otherwise, all references in this document to “Mid-State”, “we”, “our” or “us” are to Mid-State Bancshares; all references to “Rabobank Nederland” are to Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A., Rabobank Nederland; all references to Rabobank, N.A. are to Rabobank, National Association; all references to Rabobank are to Rabobank Nederland and its affiliates; all references to the “merger” are to the merger of Chardonnay Merger Sub Corp. with and into Mid-State; all references to the “merger agreement” are to the Agreement and Plan of Merger by and among Mid-State, VIB Corp and Chardonnay Merger Sub Corp., dated as of November 1, 2006, a copy of which is attached as Appendix A to this document. Certain items in this summary contain a page reference directing you to a more complete description of that item.

The Companies

Mid-State Bancshares

Mid-State is the parent company of Mid-State Bank & Trust, its 100% owned principal subsidiary. Mid-State is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System.

Mid-State Bank & Trust was incorporated under the laws of the State of California and commenced operations on June 12, 1961 as a California state chartered bank. The Bank’s accounts are insured by the Federal Deposit Insurance Corporation, but it is not a member of the Federal Reserve System. At September 30, 2006, Mid-State had total assets of approximately $2.4 billion, total deposits of $2.0 billion and total shareholders’ equity of $267 million.

The Bank operates 41 full service retail-banking offices along the central coast of California in Santa Barbara, San Luis Obispo and Ventura counties. Mid-State’s and the Bank’s headquarters are located in Arroyo Grande. The headquarters’ street address is 1026 East Grand Avenue, Arroyo Grande, CA 93420. Its mailing address is P.O. Box 6002, Arroyo Grande, CA 93421-6002. The telephone number is: (805) 473-6829. Mid-State can also be reached through its internet address at www.midstatebank.com.

Important information concerning Mid-State’s business and financial information is incorporated herein by reference in accordance with SEC rules. See “Where You Can Find More Information” beginning on page [*] to find out how you can obtain this information.

VIB Corp

VIB Corp, a California corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended, was organized in 1997 with its headquarters in El Centro, California, to serve as the holding company for Valley Independent Bank, a California banking corporation. In December 2002, VIB Corp was acquired by an indirect U.S. subsidiary of Rabobank Nederland, and in early 2005 Valley Independent Bank, a wholly owned bank subsidiary of VIB Corp, converted from a state chartered bank to a national chartered bank and changed its name to Rabobank, N.A.

Chardonnay Merger Sub Corp., a California corporation and a wholly owned subsidiary of VIB Corp, has been organized by VIB Corp for the sole purpose of facilitating the merger. Merger Sub will disappear upon consummation of the merger.

Utrecht-America Holdings, Inc. is an indirect subsidiary of Rabobank Nederland, a cooperative banking association organized under the laws of the Netherlands. As of June 30, 2006, Rabobank Nederland had consolidated assets of approximately 521 billion Euros. In the United States, Rabobank Nederland currently operates a state-licensed branch in New York, and representative offices in California, Georgia, Illinois, Texas, and Washington, D.C. Through these offices, Rabobank Nederland offers corporate banking services, primarily for the food and agriculture industry. U.S.-based subsidiaries of Rabobank Nederland offer leasing, agricultural and vendor financing, and a wide range of investment and advisory products. Rabobank Nederland is represented internationally with over 289 offices in 38 countries outside the Netherlands and offers a broad range of financial, insurance and asset management services across retail, corporate and commercial sectors. Rabobank Nederland is one of the largest banking organizations in the Netherlands and the largest mortgage lending and savings organization in the Netherlands by market share. It is one of the 25 largest banking institutions in the world in terms of assets, and enjoys one of the highest credit ratings of any financial institution in the world.

Originally organized in 1980 as a state-chartered bank, Rabobank, N.A. is a wholly owned subsidiary of VIB Corp. Rabobank, N.A. is headquartered in El Centro, California. Following the merger of Community Bank of Central California with and into Rabobank, N.A., which was consummated in January, 2006, Rabobank, N.A. now operates 41 branches located from California’s Mexican border to the greater Sacramento metropolitan area. Rabobank, N.A. offers a wide range of commercial banking services including agricultural, commercial, U.S. Small Business Administration, real estate, construction, and consumer loans; checking, savings, NOW, money market, online banking and time deposits; and travelers’ checks, credit cards, and other customary non-deposit banking services. Rabobank, N.A. acts as a merchant depository for cardholder drafts and also operates several loan production offices. As of September 30, 2006, Rabobank, N.A. had assets of approximately $4.8 billion.

The Merger (Page     and Appendix A)

It is proposed that Mid State Bancshares and Mid-State Bank & Trust be acquired by VIB Corp in a series of mergers. Initially, VIB Corp (which is owned and controlled by Rabobank) will cause its wholly owned subsidiary, Chardonnay Merger Sub Corp., to be merged with and into Mid-State resulting in Mid-State becoming a wholly owned subsidiary of VIB Corp. Immediately thereafter, Mid-State will be merged with and into VIB Corp and immediately after the merger of Mid-State with and into VIB Corp, Mid-State Bank & Trust will be merged with and into Rabobank, N.A. As a result of these mergers, Mid-State and Mid-State Bank & Trust will both cease to exist. The acquisition of Mid-State by VIB Corp is governed by the merger agreement. A copy of the merger agreement is attached as Appendix A. Throughout this document, these various mergers are referred to as simply the “merger.”

Pursuant to the merger agreement, Mid-State’s shareholders will receive $37.00 in cash for each share of Mid-State common stock they own.

The closing date will occur as soon as practicable after (i) the satisfaction or waiver of all conditions in the merger agreement, which are summarized below beginning on page [*], and (ii) receipt of approval of all required regulatory agencies. For a discussion of the required regulatory approvals, see “The Merger—Regulatory Approvals Required” beginning on page [*]. However, the closing date may be set on any other date on which the parties mutually agree. We are working toward completing the merger as quickly as possible. We currently expect to complete the merger during the second quarter of 2007 or as soon thereafter as possible, assuming all conditions set forth in the merger agreement are satisfied or waived.

The Special Meeting (Pages    )

Date, Time and Place.   Mid-State’s special meeting of shareholders will be held at [*] p.m. on [*], 2007, at [*].

Purpose of the Special Meeting.   At this special meeting, Mid-State’s shareholders will be asked to approve the principal terms of the merger agreement and the transactions contemplated thereby.

Record Date; Shareholders Entitled to Vote.   You are entitled to vote at the Mid-State special meeting if you owned Mid-State common stock as of the record date, [*], 2007. As of that date, there were [*] shares of Mid-State outstanding, held by [*] shareholders of record. Each holder of Mid-State common stock is entitled to one vote per share on all matters that may properly come before the meeting.

Vote Required.   Approval of the principal terms of the merger agreement and the transactions contemplated thereby requires the affirmative vote of at least a majority of the outstanding shares of Mid-State common stock. Not voting, voting “abstain” or failing to instruct your broker how to vote shares held for you in the broker’s name will have the same effect as voting against the merger. If you submit a signed proxy card without indicating a vote with respect to the merger, that proxy card will be deemed a vote in favor of the principal terms of the merger agreement and the transactions contemplated thereby.

At close of business on the record date, certain of the directors and officers of Mid-State beneficially owned, in the aggregate, approximately [*] shares of Mid-State common stock, allowing them to exercise approximately [*]% of the voting power of Mid-State common stock entitled to vote at the Mid-State special meeting (which does not include shares issuable upon the exercise of stock options but not outstanding as of the record date). Certain of these persons have agreed to vote these shares in favor of the principal terms of the merger agreement and the transactions contemplated thereby, as more fully described in “The Merger—Interests of Certain Persons in the Merger” beginning on page [*].

Our Board of Directors Recommends that the Shareholders Approve the Merger (Pages     -    )

Recommendation.   Mid-State’s board of directors has determined that the merger and the merger agreement are advisable and fair to, and in the best interests of Mid-State and its shareholders and recommends that Mid-State’s shareholders vote FOR the merger agreement and the transactions contemplated thereby.

Factors Considered by Our Board.   In determining whether to approve the merger, our board of directors consulted with our senior management and legal and financial advisors and considered the strategic, financial and other considerations referred to under “The Merger—Recommendation of, and Factors Considered by, Mid-State’s Board of Directors.”

Financial Advisor Gives Opinion That Merger Consideration Is Fair from a Financial Point of View (Page     and Appendix B)

Mid-State’s financial advisor, Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”), has provided an opinion to Mid-State’s board of directors, dated as of November 1, 2006, that subject to and based on the considerations referred to in its opinion, the merger consideration of $37.00 per share in cash was fair to Mid-State’s shareholders from a financial point of view. Sandler O’Neill confirmed its November 1, 2006 opinion by delivering a written opinion as of the date of this proxy statement. The full text of Sandler O’Neill’s updated opinion, dated [*], 2006, which includes a copy of the original opinion, is attached as Appendix B to this proxy statement. Mid-State urges its shareholders to read that opinion in its entirety.

Tax Effects of the Transaction (Page    )

In general, the exchange of Mid-State common stock for cash pursuant to the merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. We recommend that you read the discussion in this proxy statement regarding federal income tax consequences and consult your tax advisor to determine the specific tax consequences to you of the receipt of cash in connection with the merger.

Benefits to Certain Officers and Directors in the Merger (Page    )

When considering the recommendation of the Mid-State board of directors, you should be aware that some Mid-State directors and officers have interests in the merger that differ from the interests of other Mid-State shareholders. These interests include:

•       certain officers and directors have stock options that will become exercisable in full at the time of the merger;

•       James W. Lokey, the President and Chief Executive Officer of Mid-State and Mid-State Bank, has entered into an employment agreement with Mid-State Bank, which will be effective upon the closing of the merger. Following the merger, Rabobank, N.A. will succeed Mid-State Bank as a party to the employment agreement, and Mr. Lokey will become a President of Rabobank, N.A.

•       Lori Anderson, John Arellano, Jeff DeVine, John Ferebee, Mike Gibson, Steve Harding, Naomi Kinney, Stuart McCoy, Paul Mistele, Jeff Paul, Brantley Pettigrew, Dave Rounds, Leslie Love Stone, Debbie Zimmer, Roger Hagera and Eldon Shiffman, Sandy Ferris, Don Nielsen, Clarence Cabreros, Linda Minton, John McNinch, Dan Snowden, William Racine, Scott Laycock, Mike Monro, and Kiersten Alfieri, each a director or officer of Mid-State, have entered into retention agreements with Mid-State, which will be of no further effect in the event the merger is not consummated;

•       directors and officers have continuing liability insurance protection and indemnification protections;

•       certain executive officers of Mid-State will receive payments in settlement of certain change-in-control agreements upon consummation of the merger;

•       Carrol Pruett, the Chairman of Mid-State’s board, will receive change-in-control payments upon consummation of the merger; and

•       Mr. Pruett and Mr. Lokey, Mid-State board members, will become members of the Rabobank, N.A., board of directors after the closing of the merger.

See “The Merger—Interests of Certain Persons in the Merger” beginning on page [*]. Mid-State’s board of directors was aware of these interests and considered them before approving the merger agreement.

Things We Must Do for the Merger to Occur (Page    )

Completion of the merger is subject to various conditions, including:

•       approval of the principal terms of the merger agreement and the transactions contemplated thereby by Mid-State’s shareholders;

•       receipt of all governmental and other consents and approvals that are necessary under the merger agreement; and

•       other customary conditions.

Certain of these customary conditions to the merger may be waived by the parties under the merger agreement.

Regulatory Approvals Needed (Page    )

We cannot complete the merger unless it is approved by the Comptroller of the Currency and the Board of Governors of the Federal Reserve System. We and Rabobank expect to file applications with the Comptroller of the Currency and the Federal Reserve by the end of 2006. Rabobank does not expect the existence of the memorandum of understanding it entered into with the Comptroller of the Currency to prevent the receipt of the required regulatory approvals and it is taking steps to address the deficiencies identified in the memorandum of understanding in accordance with its terms. See “The Merger—Regulatory Approvals Required” beginning on page [*].

We cannot be certain when or if we will obtain these regulatory approvals.

Litigation Relating to the Merger (Page    )

A purported shareholder of Mid-State has filed a complaint seeking class action status against Mid-State and each of its directors alleging, among other things, that the Mid-State directors breached their fiduciary duties with regard to the proposed merger. Among other things, the complaint seeks class action status, a court order enjoining Mid-State and its directors from proceeding with or consummating the merger, and the payment of attorneys’ and experts’ fees. Mid-State intends to defend this lawsuit vigorously.

Termination of the Merger Agreement (Page    )

The merger agreement may be terminated prior to the effective time of the merger for a variety of reasons, including by either party if the merger has not occurred by November 1, 2007, or if the other party breaches the agreement.

Termination Fees (Page    )

Certain cash payments may be required of Mid-State under the merger agreement in the event a party terminates the merger agreement in certain situations, including a payment by Mid-State to VIB Corp of $27.5 million if, among other things, Mid-State terminates the merger to pursue a superior proposal.

Dissenting Shareholders’ Rights (Page     and Appendix C)

Shareholders of Mid-State will not have dissenting shareholders’ rights in the merger unless demands for payment are filed with respect to 5% or more of the outstanding shares. The text of the applicable provisions of California law relating to dissenting shareholders’ rights is attached as Appendix C.

Trading Price and Dividend Information

Mid-State common stock is listed on the NASDAQ Global Market System under the symbol “MDST.” The following table sets forth the high and low sales prices per share of Mid-State common stock as reported on the NASDAQ Global Market System from January 1, 2005 through December 14, 2006:

Quarter	High	Low
2005:
First quarter	$28.89	$25.80
Second quarter	$28.94	$24.00
Third quarter	$31.29	$26.70
Fourth quarter	$29.61	$25.84
2006:
First quarter	$29.80	$27.12
Second quarter	$29.74	$25.85
Third quarter	$28.36	$26.05
Fourth quarter (through December 14, 2006)	$36.52	$26.72
2007:
First quarter (through [*], 2007)

The following table sets forth the per share amount and month of payment for all cash dividends paid since January 1, 2005 by Mid-State to its shareholders.

Payable Date	Dividend
January 14, 2005	$0.16 per share
April 15, 2005	$0.16 per share
July 15, 2005	$0.16 per share
October 14, 2005	$0.16 per share
January 17, 2006	$0.18 per share
April 17, 2006	$0.18 per share
July 17, 2006	$0.18 per share
October 16, 2006	$0.18 per share

The merger agreement provides that Mid-State may continue to pay regular quarterly dividends provided that such dividends shall not exceed $0.18 per quarter. However, if the merger has not been consummated by April 30, 2007, Mid-State may pay dividends of an aggregate of $0.36 per share for the second quarter of 2007 and, if the merger has not been consummated by July 31, 2007, Mid-State may pay dividends of an aggregate of $0.36 per share for the third quarter of 2007.

THE SPECIAL MEETING

Proxy Statement

This proxy statement is being furnished to you in connection with the solicitation of proxies by Mid-State’s board of directors in connection with its special meetings of shareholders.

This proxy statement is first being furnished to shareholders on or about                                  , 2007.

Date, Time and Place of the Special Meetings

The special meeting is scheduled to be held as follows:

[*]

Purpose of the Special Meeting

At the Mid-State special meeting, Mid-State’s shareholders will be asked to consider and vote upon a proposal to approve the principal terms of the merger agreement and the transactions contemplated thereby.

Record Date

Mid-State’s board of directors has selected the close of business on [*], 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, our special meeting. At that date, there were [*] outstanding shares of Mid-State common stock entitled to vote at Mid-State’s special meeting.

Votes Required

The required quorum for the transaction of business at the Mid-State special meeting is a majority of the shares of Mid-State’s common stock entitled to vote at the special meeting. The affirmative vote of holders of a majority of the shares of Mid-State common stock outstanding on the record date is required to adopt the merger agreement. Shares voted on a matter are treated as being present for purposes of establishing a quorum. Abstentions and broker non-votes (as described below) will be counted for determining a quorum, but will not be counted for purposes of determining the number of votes cast “FOR” or “AGAINST” any matter.

Proxies

All shares of Mid-State common stock represented by properly executed proxies received before or at the special meeting will, unless revoked, be voted in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy card, the shares will be voted FOR approval of the merger. If you return a properly executed proxy card and have identified that you have abstained from voting, your Mid-State common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will be considered a vote against the merger. We urge you to mark the applicable box on the proxy card to indicate how to vote your shares.

If you hold your shares in your own name as a holder of record, you may instruct the proxies how to vote your common stock by using the toll free telephone number or the Internet voting site listed on the proxy card or by signing, dating, and mailing the proxy card in the postage paid envelope that we have provided to you. Of course, you can always come to the meeting and vote your shares in person. Specific instructions for using the telephone and Internet voting systems are on the proxy card.

If your shares are held in an account at a broker or a bank, you must instruct the broker or bank how to vote your shares. If an executed proxy returned by a broker or a bank holding shares indicates that the broker or bank does not have discretionary authority to vote on a particular matter, the shares will be considered present at the meeting for purposes of establishing a quorum, but will be considered a vote against the proposals. This is called a broker non-vote. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker or bank.

Because approval of the principal terms of the merger agreement and the transactions contemplated thereby by Mid-State requires the affirmative vote of a majority of the outstanding shares of Mid-State, abstentions, failures to vote and broker non-votes will have the same effect as a vote against the merger.

Mid-State does not expect that any matter other than the proposal to approve the principal terms of the merger agreement and the transactions contemplated thereby and the proposal to approve, if necessary, an adjournment of the special meeting to solicit additional proxies in favor of the principal terms of the merger agreement and the transactions contemplated thereby will be brought before its special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless you withhold authority to do so on the proxy card or voting instruction card.

You may revoke a proxy at any time before it is voted by:

•       filing with the secretary of Mid-State at 1026 East Grand Avenue, Arroyo Grande, CA 93420 an instrument revoking the proxy;

•       returning a duly executed proxy bearing a later date; or

•       attending the special meeting and voting in person, provided you notify the Secretary of Mid-State before voting begins that you are revoking your proxy and voting in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Unless you decide to attend the meeting and vote your shares in person after you have submitted voting instructions to the proxies, we recommend that you revoke or amend your prior instructions in the same way you initially gave them—that is, by telephone, Internet, or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted.

Solicitation of Proxies

In addition to soliciting proxies by mail, each of our officers, directors and employees, without receiving any additional compensation, may solicit proxies by telephone or fax, in person or by other means. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of our common stock held of record by such persons, and such brokerage firms, custodians, nominees and fiduciaries will be reimbursed for reasonable out-of-pocket expenses incurred by them in connection therewith. Mid-State will pay all expenses related to printing and filing this proxy statement.

Do not send your Mid-State stock certificates in the envelope provided for returning your proxy card. The stock certificates should only be forwarded to the exchange agent with the letter of transmittal form which will be mailed to you separately.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the record date, no person known to Mid-State owned more than five percent of the outstanding shares of its common stock.

The following table sets forth information as of the record date concerning the beneficial ownership of Mid-State’s directors and executive officers and VIB Corp. Mid-State has only one class of shares outstanding, common stock. All information with respect to beneficial ownership is based on filings made by the respective beneficial owners with the SEC or information provided to Mid-State by such beneficial owners.

Name, Title and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2),(3)	Percent of Class(3)
George H. Andrews
Director
Trudi G. Carey
Director
Daryl L. Flood
Director
H. Edward Heron
Director
James W. Lokey
President/CEO
Stephen P. Maguire
Director
Michael Miner
Director
Gregory R. Morris
Director
Carrol R. Pruett
Chairman of the Board
Alan Rains
Director
Harry H. Sackrider
Executive Vice President/CCO
James G. Stathos
Executive Vice President/CFO
Directors and Executive Officers as a group (12 persons)
VIB Corp(4)

1.                 The address for all persons listed is c/o Mid-State Bancshares, 1026 East Grand Avenue, Arroyo Grande, California 93420.

2.                 Except as otherwise noted, includes shares held by each person’s spouse and minor children; shares held by any other relative of such person who has the same home; shares held by a family trust as to which such person is a trustee with sole voting and investment power (or shares power with a spouse); or shares held in an individual retirement account as to which such person has pass-through voting rights and investment power.

3.                 Includes shares of common stock with respect to which such beneficial owner has the right to acquire beneficial ownership as specified in Rule 13d-(3)(1).

4.                 VIB Corp may be deemed to have beneficial ownership of the Mid-State common stock held by the signatories to certain voting and support agreements it entered into with each of Carrol R. Pruett, James W. Lokey, Daryl L. Flood, Gregory R. Morris, H. Edward Heron, Stephen P. Maguire, Alan Rains, George H. Andrews, James G. Stathos and Harry Sackrider. As indicated in its Schedule 13D filed with the SEC on November 9, 2006, however, no shares of Mid-State’s common stock were purchased by VIB Corp pursuant to the Voting Agreements and VIB Corp disclaims beneficial ownership of all such shares. See “The Merger—Interests of Certain Persons in the Merger—Voting Agreements” beginning on page       .

THE MERGER

Background of the Merger

From time to time, our board of directors has considered the business environment facing financial institutions generally and Mid-State in particular, as well as conditions and ongoing consolidation in the financial services industry.  In connection therewith, our board of directors has discussed various strategic alternatives to enhance and to maximize shareholder value.  These strategic alternatives have included continuing as an independent institution, establishing or acquiring additional branch offices and other financial institutions or complementary businesses, repurchasing our common stock, and entering into a strategic merger with a similarly-sized or larger institution.  Mid-State’s board of directors has also recognized that, at some point, the sale of Mid-State Bancshares might be in the best interests of our shareholders.  These evaluations were based on reviews of current and projected market conditions, reported business combination transactions and results of operations of Mid-State.  Such reviews included the assistance of financial advisors from time to time.

In January, at the request of Rabobank, Mid-State’s Chairman of the Board and CEO met with Rabobank representatives to discuss Rabobank’s history and its plans to further expand in the California market. During the meeting Rabobank expressed a possible interest in exploring an acquisition of Mid-State.  Mid-State conveyed to Rabobank that it was not actively pursuing a sale of the company and was, in fact, exploring its own acquisition opportunities.

Representatives of Sandler O’Neill, Mid-State’s financial advisor, met with Mid-State’s Chairman and CEO in February, to discuss the company’s performance and potential strategic initiatives.  At that meeting, Rabobank’s interest in Mid-State was discussed as well as Rabobank’s recently completed acquisition in California and its continued interest in expanding in the state.

In March, Mid-State’s board met for strategic planning purposes.  Among other subjects, potential acquisition targets for Mid-State were discussed as well as institutions that might have an interest in acquiring Mid-State.  The CEO briefed the board members on developments with Mid-State’s acquisition targets.  Additionally, the board discussed what Mid-State’s reaction should be if an acquiror were to make an unsolicited offer for Mid-State. The board reiterated its position that Mid-State was not actively pursuing a sale of the company, but that, if an attractive offer was received, it would need to be considered.

In April, at the request of Rabobank, Mid-States’ Chairman and CEO and representatives of Sandler O’Neill met with representatives of Rabobank and held further discussions regarding a possible acquisition by Rabobank.  Mid-State again conveyed to Rabobank that it was not actively pursuing a sale of the company and was, in fact, exploring its own acquisition opportunities.

In May, a representative of Rabobank indicated to Mid-State’s Chairman that Rabobank’s board of directors had been consulted and had a high level of interest in pursuing an acquisition of Mid-State.

At the May 17, 2006 meeting of the Mid-State board of directors, the status of Mid-State acquisition prospects was again discussed.  The board was also briefed on the meetings with the Rabobank representatives.  The board also re-visited the subject of the possibility of an unsolicited offer from an acquiror, as well as Mid-State’s competitive position, earnings estimates and stock values.  Following these discussions, the Mid-State board authorized Mid-State management to expand preliminary discussions with Rabobank in order to gauge in greater detail the potential benefits of a possible business combination between the parties.

In June at Rabobank’s request, Mid-State’s Chairman and CEO met with Rabobank representatives in New York.  Mid-State and Rabobank entered into a confidentiality agreement.  Following that meeting, Rabobank proposed an all cash acquisition of Mid-State at $32.00 per share.  The board of directors considered the proposal and instructed its financial advisor, Sandler O’Neill to communicate to Rabobank that the proposal was inadequate.

At the Mid-State board meeting on July 19, 2006, the status of a potential transaction with Rabobank was again discussed.  Also discussed were the strategic challenges facing Mid-State, including shrinking margins, increased competition, slower deposit growth, enhanced regulatory burdens, an uncertain economy and its own uncertain expansion plans.

Discussions continued throughout July and concluded with Rabobank putting forth a proposal of $37.00 per share in cash which Mid-State’s board of directors indicated that it was willing to support.  The board of directors invited Rabobank to proceed forward with due diligence.

In early August, a special meeting of the board was held with the Company’s financial advisor and counsel in attendance.  At that meeting, Rabobank’s most recent proposal was discussed in detail, including a presentation by Mid-State’s financial advisor.  After deliberation, the board agreed to proceed towards the negotiation of a definitive merger agreement.

During September, the parties and their outside counsel began preliminary drafting of the merger agreement and related transaction documents.  Mid-State’s board were periodically updated by both the CEO and Chairman on the proposed merger agreement and possible resolutions of related issues.

In the course of mutual due diligence, Rabobank disclosed that Rabobank, N.A., its California headquartered banking subsidiary, had entered into a memorandum of understanding  on July 25, 2006 with the Comptroller of the Currency, the federal banking agency regulating Rabobank, N.A., agreeing to take action to correct deficiencies in its Bank Secrecy Act compliance program and in certain other practices.  As a result of such disclosure, Mid-State employed the law firm of Wachtell, Lipton, Rosen & Katz to assist in an evaluation of the impact of the deficiencies identified in the memorandum of understanding on Rabobank’s ability to obtain required regulatory approvals on a timely basis.

On November 1, 2006, a special meeting of Mid-State’s board of directors was held.  All the directors were present except for one director who was traveling.   Mid-State’s legal counsel, Reitner, Stuart & Moore, reviewed the legal aspects of the merger, the terms and provisions of the merger agreement and the directors’ duties and responsibilities in connection with the proposed transaction.  Mid-State’s special counsel, Wachtell, Lipton, Rosen & Katz, reviewed the regulatory issues surrounding Rabobank and discussed their possible impact on the merger and the merger agreement.  Sandler O’Neill reviewed the financial aspects of the merger and delivered its opinion that the consideration to be received by the Mid-State shareholders in the merger was fair to those shareholders from a financial point of view.

Following these discussions, and review and discussion among the members of the Mid-State board of directors, including consideration of the factors described under “Recommendation of, and Factors Considered by, Mid-State’s Board of Directors” the Mid-State board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Mid-State and its shareholders, and the directors present at the meeting voted unanimously to approve the merger with Rabobank and to approve and adopt the definitive merger agreement.

The merger agreement was executed on the evening of November 1, 2006, by the parties and the merger was publicly announced before the opening of the markets on November 2, 2006.

Recommendation of, and Factors Considered by, Mid-State’s Board of Directors

Mid-State’s board of directors believes that the terms of the merger are advisable and fair to, and are in the best interests of, Mid-State and its shareholders and recommends that the shareholders of Mid-State vote FOR the approval of the principal terms of the merger agreement and the transactions contemplated thereby.

At a meeting of Mid-State’s board of directors on November 1, 2006, after due consideration, Mid-State’s board:

•       determined that the merger agreement and the merger are fair and in the best interests of Mid-State and its shareholders; and

•       approved the merger agreement.

In reaching its conclusion to proceed with the merger, Mid-State’s board of directors considered information and advice from several specialists, including investment bankers and legal counsel. All material facts considered by Mid-State’s board of directors have been disclosed in this proxy statement. In approving the merger agreement, Mid-State’s board of directors considered a number of factors, including the following:

•       the $37.00 cash consideration provided for in the merger agreement represents fair consideration and offers a significant premium over the historical trading range of Mid-State;

•       the terms of the merger agreement and other documents to be executed in connection with the merger, including the closing conditions and termination rights, are fair;

•       the current and prospective economic environment, including declining net interest margins for many financial institutions, slower deposit growth, increased competition for loans, increasing regulatory and competitive burdens and constraints facing financial institutions generally, the uncertainty of Mid-State’s own acquisition opportunities and the likely effect of these factors on Mid-State on both a stand-alone basis and in the context of the proposed merger;

•       the consolidation occurring in the banking industry and the increased competition from other financial institutions in Mid-State’s market areas;

•       Mid-State’s board’s review, with its financial advisors, of alternatives to the merger, the range and possible value to Mid-State’s shareholders obtainable though such alternatives and the timing and likelihood of such alternatives;

•       Mid-State’s board’s concern that, if Mid-State remained independent, the anticipated value of its common stock in the future, discounted to present value, would not equal or exceed the cash amount that its shareholders will receive upon completion of the merger; and

•       the financial analysis and presentation of Mid-State’s investment banking firm and its opinion that the merger consideration to be received is fair, from a financial point of view, to Mid-State’s shareholders.

Mid-State’s board of directors also identified and considered a number of risks and uncertainties in its deliberations concerning the merger, but concluded that the anticipated benefits of the merger outweighed these risks. The risks included:

•       the possible disruption to Mid-State’s business that may result from the announcement of the transaction and the resulting distraction of its management’s attention from the day-to-day operations of Mid-State’s business;

•       the restrictions contained in the merger agreement on the operation of Mid-State’s business during the period between the signing of the merger agreement and the completion of the merger;

•       the regulatory issues facing Rabobank and their potential impact on the merger or its timing;

•       the termination fee to be paid by Mid-State if the merger agreement is terminated under certain circumstances; and

•       the possibility that the merger might not be completed and the effect of the resulting public announcement of the termination of the merger agreement on, among other things, Mid-State’s operating results, particularly in light of the costs incurred in connection with the transaction.

Although each member of Mid-State’s board of directors individually considered these and other factors, Mid-State’s board of directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Mid-State’s board collectively made its determination based on the conclusion reached by its members, in light of the facts that each of them considered appropriate, that the merger is in the best interests of Mid-State and its shareholders.

At the November 1, 2006 meeting, Mid-State’s board of directors voted unanimously, with one director absent, to approve the merger agreement.

Mid-State’s board of directors realized that there can be no assurance about future results, including results expected or considered in the factors listed above. However, Mid-State’s board of directors concluded that the potential positive factors outweighed the potential risks of completing the merger.

For the reasons set forth above, Mid-State’s board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of Mid-State and its shareholders, and approved the merger agreement and the transactions contemplated thereby. Mid-State’s board of directors recommends that Mid-State’s shareholders vote FOR the approval of the principal terms of the merger agreement and the transactions contemplated thereby.

Fairness Opinion

By letter dated July 24, 2006, Mid-State retained Sandler O’Neill to act as its financial advisor in connection with a possible business combination with a second party. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Mid-State in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the November 1, 2006 meeting at which Mid-State’s board considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion, subsequently confirmed in writing that, as of such date, the per share merger amount of $37.00 per share was fair to Mid-State’s shareholders from a financial point of view. Sandler O’Neill has confirmed its November 1, 2006 opinion by delivering to the board of Mid-State a written opinion dated as of the date of this proxy statement. In rendering its updated opinion, Sandler O’Neill confirmed the appropriateness of its reliance on the analyses used to render its earlier opinion by reviewing the assumptions upon which its analyses were based, performing procedures to update certain of its analyses and reviewing the other factors considered in rendering its opinion. The full text of Sandler O’Neill’s updated opinion is attached as Appendix B to this proxy statement. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Sandler O’Neill urges Mid-State shareholders to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to the Mid-State board and is directed only to the fairness of the per share merger amount of $37.00 per share to Mid-State shareholders from a financial point of view. It does not address the underlying business decision of Mid-State to engage in the merger or any other aspect of the merger and is not a recommendation to any Mid-State shareholder as to how such shareholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its November 1, 2006 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)         the merger agreement;

(2)         certain publicly available financial statements and other historical financial information of Mid-State that Sandler O’Neill deemed relevant;

(3)         certain publicly available financial statements and other historical financial information of VIB Corp, Rabobank, N.A. and Rabobank Nederland that Sandler O’Neill deemed relevant in determining VIB Corp’s financial capacity to undertake the merger;

(4)         internal financial projections for Mid-State as provided by, and reviewed with, senior management of Mid-State;

(5)         to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry;

(6)         the current market environment generally and the banking environment in particular; and

(7)         such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Mid-State the business, financial condition, results of operations and prospects of Mid-State.

In performing its reviews and analyses, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by Mid-State and VIB Corp or their respective representatives, or that was otherwise reviewed by Sandler O’Neill and have assumed such accuracy and completeness for purposes of rendering the opinion. Sandler O’Neill further relied on the assurances of management of Mid-State and VIB Corp that they were not aware of any facts or circumstances that would make any of the information provided by Mid-State and VIB Corp, respectively, inaccurate or misleading. Sandler O’Neill has not been asked to undertake, and has not undertaken, an independent verification of any of such information and Sandler O’Neill does not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Mid-State or VIB Corp or any of their subsidiaries, or the collectibility of any such assets, nor has Sandler O’Neill been furnished with any such evaluations or appraisals. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Mid-State or VIB Corp nor has Sandler O’Neill reviewed any individual credit files relating to Mid-State or VIB Corp. Sandler O’Neill assumed, with Mid-State’s consent, that the respective allowances for loan losses for both Mid-State and VIB Corp are adequate to cover such losses.

Sandler O’Neill’s opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Sandler O’Neill assumed, in all respects material to its analysis, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill also assumed, with Mid-State’s consent, that there has been no material change in Mid-State’s, VIB Corp’s, Rabobank, N.A.’s and Rabobank Nederland’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to them and that Mid-State and VIB Corp will remain as going concerns for all periods relevant to its analyses. Finally, with Mid-State’s consent, Sandler O’Neill relied upon the advice received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger agreement and the other transactions contemplated by the merger agreement.

In rendering its November 1, 2006 opinion, Sandler O’Neill performed a variety of financial analyses. The following is a summary of the material analyses performed by Sandler O’Neill, but is not a complete description of all the analyses underlying Sandler O’Neill’s opinion. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Mid-State and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Mid-State or VIB Corp and the companies to which they are being compared.

The internal projections used and relied upon by Sandler O’Neill in its analyses for Mid-State were reviewed with the senior management of Mid-State who confirmed to Sandler O’Neill that those projections reflected the best currently available estimates and judgments of such managements of the future financial performance of Mid-State. With respect to the projections used in its analyses, Sandler O’Neill assumed that financial performance reflected in those projections would be achieved. Sandler O’Neill expressed no opinion as to such projections or the assumptions on which they were based. These projections, as well as the other estimates used by Sandler O’Neill in its analyses, were based on numerous variables and assumptions which are inherently uncertain and, accordingly, actual results could vary materially from those set forth in such projections.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Mid-State, VIB Corp, Rabobank, N.A., Rabobank Nederland and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to the Mid-State board at the board’s November 1, 2006 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Mid-State’s common stock or the price at which Mid-State’s common stock may be sold at any time.

Summary of the Merger.   Sandler O’Neill reviewed the financial terms of the merger agreement. Using the $37.00 cash price for each share of Mid-State common stock and based upon per-share financial information for Mid-State for the twelve months ended September 30, 2006, Sandler O’Neill calculated the following ratios:

Transaction Ratios

Transaction value / Last 12 months’ Earnings Per Share	23.4	x
Transaction value / Projected 2006 Earnings Per Share	23.6	x
Transaction value / Projected 2007 Earnings Per Share	21.6	x
Transaction value / Book Value Per Share	297%
Transaction value / Tangible Book Value Per Share	369%
Tangible book premium / Core Deposits(1)	35.6%
One-Day Market Premium(2)

(1)          Assumes core deposits of $1,766.4 million

(2)          Based on Mid-State Bancshares’ closing stock price of $29.99 on October 31, 2006

For purposes of Sandler O’Neill’s analyses, earnings per share were based on fully diluted earnings per share. The aggregate transaction value was approximately $849.8 million, based upon 22,050,353 shares of Mid-State common stock outstanding, 28,170 shares of restricted stock and including the intrinsic value of options to purchase 1,930,404 shares of Mid-State common stock at a weighted average strike price of $19.98.

Comparable Company Analysis.   Sandler O’Neill used publicly available information to compare selected financial and market trading information for Mid-State with the following group of commercial banks located in California (the “Composite Peer Group”) selected by Sandler O’Neill:

Capital Corp of the West Farmers & Merchants Bancorp. First Community Bancorp First Regional Bancorp Heritage Commerce Corp Pacific Mercantile Bancorp	Placer Sierra Bancshares Sierra Bancorp Temecula Valley Bancorp Inc. TriCo Bancshares Vineyard National Bancorp Westamerica Bancorporation

The analysis compared publicly available financial and market trading information for Mid-State and the peer group as of and for the twelve-month period ended September 30, 2006, if available, otherwise as of or for the twelve-month period ending June 30, 2006 with pricing data as of October 31, 2006. The data is summarized in the table below.

Comparable Group Analysis

	Mid-State Bancshares		Peer Group Median
Total Assets (in millions)	$2,367		$1,909
Tangible Equity / Tangible Assets	9.55%		7.25%
LTM Return on Average Assets	1.52%		1.51%
LTM Return on Average Equity	13.1%		16.8%
Price / Tangible book value	299%		289%
Price / LTM Earnings per Share	19.0	x	16.2	x
Price / Estimated 2006 Earnings per Share	19.2	x	16.0	x
Price / Estimated 2007 Earnings per Share	18.9	x	14.3	x
Market Capitalization (in millions)	$661		$358

Stock Trading History.   Sandler O’Neill reviewed the history of the reported trading prices and volume of Mid-State’s common stock for the three-year period ended October 31, 2006. Sandler O’Neill compared the relationship between the movements in the prices of Mid-State’s common stock to movements in the prices of the NASDAQ Bank Index, the S&P 500 Index, the S&P Bank Index and the weighted average (by market capitalization) performance of the Composite Peer Group.

In the three-year period ended October 31, 2006, Mid-State generally traded in-line with the NASDAQ Bank Index, and the S&P Bank Index and underperformed the Composite Peer Group and the S&P 500.

Mid-State Bancshares’ Three-Year Stock Performance

	Beginning Index Value	Ending Index Value
	October 30, 2003	October 31, 2006
Mid-State Bancshares	100.00%	122.06%
Composite Peer Group	100.00	143.83
S&P 500 Index	100.00	131.62
S&P Bank Index	100.00	125.52
NASDAQ Bank Index	100.00	119.40

Analysis of Selected Merger Transactions.   Sandler O’Neill reviewed the 43 merger transactions announced in the United States (the “Nationwide Group”) from January 1, 2004 through October 31, 2006 involving commercial banks as acquired companies with announced transaction values between $200 million and $2 billion. Sandler O’Neill also separately reviewed the 8 merger transactions announced from January 1, 2004 through October 31, 2006 involving commercial banks as targets in the West (the “Western Group”) with announced transaction values between $200 million and $2 billion. Sandler O’Neill reviewed the following multiples: transaction price at announcement to last twelve months’ earnings per share, transaction price to estimated earnings per share, transaction price to book value per share, transaction price to tangible book value per share, tangible book value premium to core deposits, and premium to current market price. Sandler O’Neill computed a high, low, mean, and median multiple for the transactions. The median multiples from the Nationwide Group and the median multiples for the Western Group were applied to Mid-State’s financial information as of and for the twelve months ended

September 30, 2006. As illustrated in the following table, Sandler O’Neill derived imputed ranges of values per share for Mid-State’s common stock of $30.96 to $36.85 based upon the median multiples for the commercial banks in the Nationwide Group and $26.61 to $36.09 based upon the median multiples for transactions in the Western Group.

Comparable Transaction Multiples

	Median Nationwide Group Multiple		Implied Value	Median Western Group Multiple		Implied Value
Transaction price/Last 12 months Earnings per Share	22.26	x	$35.10	19.63	x	$30.95
Transaction price/Est. 2006 Earnings per Share(1)	19.89	x	$31.03	17.06	x	$26.61
Transaction price/Book value	262.44%		$32.68	260.36%		$32.42
Transaction price/Tangible book value	331.73%		$33.24	335.08%		$33.57
Tangible book premium/Core deposits(2)	27.34%		$30.96	31.17%		$33.78
1-Day Market Premium(3)	22.88%		$36.85	20.35%		$36.09

(1)          Assumes First Call median analysts’ EPS estimate of $1.56.

(2)          Assumes Mid-State Bancshares’ total core deposits are $1,766 million as of September 30, 2006.

(3)          Based on the closing price of Mid-State Bancshares’s common stock of $29.99 on October 31, 2006.

Present Value Analysis.   Sandler O’Neill performed an analysis that estimated the net present value per share through December 31, 2011 of Mid-State common stock under various circumstances and assuming Mid-State performs in accordance with management’s financial projections for 2006. For years 2006 through 2011, Sandler O’Neill, in accordance with Mid-State management’s guidance, assumed that Mid-State would meet their internal earnings per share estimates in each of those years, which represent earnings per share growth rates between 7-11% for those years. To approximate the terminal value of Mid-State’s common stock at December 31, 2011, Sandler O’Neill applied price/earnings multiples ranging from 12.0x to 22.0x and multiples of tangible book value ranging from 150% to 400%. The terminal values were then discounted to present values using different discount rates ranging from 10.0% to 16.0% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Mid-State common stock. As illustrated in the following tables, this analysis indicated an imputed range of values per share for Mid-State common stock of $16.68 to $35.68 when applying the price/earnings multiples and $13.47 to $37.15 when applying multiples of tangible book value.

Present Value Per Share—Based on Price/Earnings; Net Present Value for Period Ending Dec. 31, 2011

Discount Rate	12.0x	14.0x	16.0x	18.0x	20.0x	22.0x
10.0%	$21.40	24.25	27.11	29.97	32.82	35.68
11.0	20.50	23.23	25.95	28.67	31.40	34.12
12.0	19.65	22.25	24.85	27.45	30.05	32.65
13.0	18.85	21.33	23.81	26.29	28.77	31.25
14.0	18.09	20.46	22.83	25.19	27.56	29.93
15.0	17.37	19.63	21.89	24.15	26.41	28.68
16.0	16.68	18.84	21.01	23.17	25.33	27.49

Present Value Per Share—Based on Tangible Book Value; Net Present Value for Period Ending Dec. 31, 2011

Discount Rate	150%	200%	250%	300%	350%	400%
10.0%	$17.13	21.13	25.14	29.14	33.14	37.15
11.0	16.44	20.25	24.07	27.89	31.71	35.53
12.0	15.78	19.42	23.06	26.71	30.35	33.99
13.0	15.16	18.63	22.11	25.58	29.06	32.54
14.0	14.57	17.88	21.20	24.52	27.84	31.16
15.0	14.01	17.18	20.35	23.52	26.69	29.86
16.0	13.47	16.50	19.53	22.56	25.59	28.62

Mid-State has agreed to pay Sandler O’Neill a transaction fee in connection with the merger of approximately $8,297,589 (based on Mid-State’s 22,050,353 common shares, 28,170 shares of restricted stock and 1,930,404 options outstanding as of October 31, 2006), of which $1,499,518 has been paid and the balance of which is contingent, and payable, upon closing of the merger. Sandler O’Neill has also received a fee of $200,000 for rendering its opinion. Mid-State has also agreed to reimburse certain of Sandler O’Neill’s reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under securities laws.

In the ordinary course of its business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Mid-State and VIB Corp and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Mid-State or VIB Corp or their affiliates for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Consideration to be Paid to Mid-State Shareholders

In the merger, each share of Mid-State common stock issued and outstanding immediately before the merger, except perfected dissenters’ shares, will be converted into the right to receive $37.00 in cash at the effective time of the merger.

Payment for Certificates Held by Mid-State Shareholders

As soon as practicable after the effective time of the merger but in no event later than five business days thereafter, a paying agent designated pursuant to the merger agreement will mail to each holder of record of common stock of Mid-State, a letter of transmittal and instructions for use in effecting the surrender of their share certificate(s) in exchange for the cash into which the shares represented by the certificate(s) will have been converted in accordance with the merger agreement. At least two business days before the effective time of the merger, VIB Corp will deposit or cause to be deposited with the paying agent an amount of cash sufficient for payment of the merger consideration payable to Mid-State’s shareholders. SHAREHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM THE PAYING AGENT.

Following the consummation of the merger, and upon the proper surrender by a shareholder to the paying agent of all necessary transmittal materials and the certificate(s), the holder will be entitled to receive a check for the merger consideration to which the holder is entitled, and the certificate(s) will be canceled. No interest will be paid or will accrue on any cash payment payable to a holder of Mid-State stock certificate(s). Payment may be made to a person other than the person in whose name a surrendered certificate is registered only if the certificate is properly endorsed or accompanied by an appropriate instrument of transfer and otherwise in proper form for transfer together with appropriate documentation demonstrating the payment of all required taxes, if necessary. After the effective time of the merger, there will be no transfer on the stock transfer books of Mid-State of shares of common stock.

Until properly surrendered, each outstanding certificate formerly representing shares of Mid-State common stock will be deemed to evidence solely the right to receive the merger consideration to which the holder is entitled under the merger agreement, without interest, or in the case of shareholders exercising dissenting shareholders’ rights, the fair market value of the shares as of November 1, 2006, as described below. If any certificate evidencing the common stock has been lost, stolen or destroyed, the shareholder must submit to the paying agent an affidavit of lost, stolen or destroyed certificate and post a bond in an amount VIB Corp determines to be reasonably necessary as indemnity against claims that may be made against that certificate. The paying agent will pay the merger consideration in exchange for the foregoing items.

Any portion of the merger consideration held by the paying agent for payment to Mid-State’s shareholders which remains unclaimed for twelve months after the effective time of the merger will be paid by the paying agent to VIB Corp, after which time any holder of certificate(s) who has not delivered the certificate(s) to the paying agent will look only to VIB Corp, as an unsecured creditor, for payment of the merger consideration payable for that holder’s shares of common stock.

Holders of Options for Mid-State Common Stock

As a result of the merger, the vesting schedules for all options to acquire Mid-State common stock will be accelerated and such options will become fully exercisable. The holders of options to acquire Mid-State common stock who do not exercise their options prior to the close of the merger will receive for each share to which the option related $37.00 less the exercise price of their option, in cash.

Regulatory Approvals Required

The Board of Governors of the Federal Reserve System must approve, or waive the approval of, the merger of Chardonnay Merger Sub Corp. with and into Mid-State and the OCC must approve the merger of Mid-State Bank with and into Rabobank, N.A.  The Federal Reserve Board and the OCC will consider, among other factors, the competitive impact of the merger, the financial and managerial resources of our companies and our subsidiary banks, their compliance with laws intended to detect and combat money laundering and the convenience and needs of the communities to be served.  As part of that consideration, we expect that the Federal Reserve Board and the OCC will review capital levels of the parties and the resulting institutions, safety and soundness, and legal and regulatory compliance.  Copies of the applications are also provided to the United States Department of Justice, which will review the merger for adverse effects on competition.

Furthermore, applicable federal law provides for the publication of notice and opportunity for public comment on the applications.  The Federal Reserve Board and the OCC frequently receive comments and protests from community groups and others and may, in their discretion, choose to hold public hearings or a meeting on the application. Any hearing or meeting or comments provided by third parties could prolong the period during which the applications are under review by the Federal Reserve Board and the OCC.

The merger may not be completed until the 30th day after the Federal Reserve Board has approved the merger (or the OCC, if the Federal Reserve Board were to grant a waiver to its application process), which may be reduced to 15 days by the applicable regulator with the concurrence of the Attorney General of the United States.  The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the Federal Reserve Board’s (or the OCC’s) approval unless a court specifically orders otherwise.

On July 25, 2006, Rabobank, N.A. entered into a memorandum of understanding with the OCC regarding certain deficiencies in its Bank Secrecy Act compliance program and in certain other practices.

VIB does not expect the existence of the memorandum of understanding to prevent the receipt of regulatory approvals required to be obtained in connection with the merger, and is taking steps to address the deficiencies identified in the memorandum of understanding in accordance with its terms.

We and Rabobank expect to file applications for regulatory review and approval of the merger, or requests for waivers therefrom, and the related transactions with the Board of Governors of the Federal Reserve System and the Comptroller of the Currency by the end of 2006.

In addition, we and Rabobank expect that, concurrently with the filing of our applications with the Board of Governors of the Federal Reserve System and the Comptroller of the Currency, Rabobank will apply to the California Department of Financial Institutions for an exemption from the requirement to submit a change in control application under the California Financial Code in connection with the transactions contemplated by the merger agreement.

We cannot assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of such approvals, our ability to obtain the approvals on satisfactory terms or the absence of litigation challenging such approvals. We also cannot assure you that the Department of Justice will not attempt to challenge the transaction on antitrust grounds or for other reasons and, if such a challenge is made, we cannot assure you as to its result. The parties’ obligation to complete the merger is conditioned upon the receipt of all required regulatory approvals. See “The Merger Agreement—Conditions to the Merger.”

We are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Material Federal Income Tax Consequences

The following is a summary description of the material federal income tax consequences of the merger. This summary is not a complete description of all the consequences of the merger. Each shareholder’s individual circumstances may affect the tax consequences of the merger to such shareholder. In addition, no information is provided herein with respect to the tax consequences of the merger under applicable foreign, state or local laws. CONSEQUENTLY, EACH MID-STATE SHAREHOLDER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER.

This will be a taxable sale for the shareholders of Mid-State, except as to shares held by tax-exempt entities or in tax-deferred accounts. The exchange of shares of Mid-State common stock for cash in the merger will be treated as a sale of those shares for federal income tax purposes. Each shareholder will realize gain or loss measured by the difference between (i) the shareholder’s adjusted tax basis in the shares exchanged in the merger and (ii) the amount of cash received in exchange for the shares. Gain or loss realized by each shareholder from the merger will be reportable in full in the taxable year of the shareholder in which the merger occurs and will be capital gain or loss assuming that the shares exchanged are capital assets in the hands of the shareholder (other than certain shares owned by officers and directors relating to stock options). The capital gain or loss will be long-term with respect to those shares that are held by the shareholder as of the effective time of the merger for more than one year and short-term with respect to those shares that are held for one year or less.

This discussion assumes that each shareholder holds shares of common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986. However, shareholders who are employees or directors of Mid-State may not be entitled to treat particular shares which they may have acquired from Mid-State as capital assets or a portion of the gain on sale of these shares as capital gain because they will be required to report any gain on the sale of the shares as taxable compensation from Mid-State.

The receipt of cash for shares of common stock may be subject to backup withholding at the rate of 28% unless the holder:

•       is a corporation or comes within other exempt categories; or

•       provides a certified taxpayer identification number and otherwise complies with the back-up withholding rules.

Back-up withholding is not an additional tax; any amounts withheld may be credited against the federal income tax liability of the person subject to the withholding. The back-up withholding rate should be checked to make sure it has not been changed. There is no assurance that applicable tax laws will not change after the date of this proxy statement.

The foregoing discussion of the expected federal income tax consequences of the merger is based on current authorities. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly change these expected consequences. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes.

Dissenting Shareholders’ Rights of Mid-State Shareholders

Since Mid-State’s common stock is listed on the Nasdaq Global Market, dissenting shareholders’ rights will not generally be available in connection with the merger, unless Mid-State’s shareholders owning 5% or more of the total outstanding common stock of Mid-State file demands for payment pursuant to Chapter 13 of the California General Corporation Law, following shareholder approval of the merger.

In the event that Mid-State’s shareholders owning 5% or more of the outstanding common stock of Mid-State submit demands for the purchase of dissenting shares in accordance with Chapter 13 of the California General Corporation Law following shareholder approval of the proposed merger and you voted your Mid-State shares “AGAINST” the proposal to approve the principal terms of the merger agreement and the transactions contemplated thereby and you remain a holder of Mid-State common stock at the effective time of the merger, you will, by making a written demand and complying with the procedures set forth in Chapter 13, be entitled to receive an amount equal to the fair market value of your shares as of November 1, 2006, the last trading day before the public announcement of the merger. The final closing price for Mid-State common stock on that day was $29.11 per share. With guidance from its financial advisor, Mid-State’s board of directors has determined that $29.11 was the fair value of Mid-State common stock on November 1, 2006. CHAPTER 13 PROVIDES THAT FAIR MARKET VALUE SHALL BE DETERMINED WITHOUT TAKING INTO ACCOUNT ANY APPRECIATION FROM THE PROPOSED MERGER.

A copy of Chapter 13 of the California General Corporation Law is attached hereto as Appendix C. You should read it for more complete information concerning dissenting shareholders’ rights. The discussion in this section is qualified in its entirety by reference to Appendix C. THE REQUIRED PROCEDURE SET FORTH IN CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW MUST BE FOLLOWED EXACTLY OR ANY DISSENTING SHAREHOLDERS’ RIGHTS MAY BE LOST. THUS, THE FAIR MARKET VALUE DETERMINED UNDER CHAPTER 13 IS LIKELY TO BE LESS THAN THE $37.00 PER SHARE BEING PAID IN THE MERGER.

In order to be entitled to exercise dissenting shareholders’ rights, you must vote “AGAINST” the merger agreement and the transactions contemplated thereby. Thus, if you wish to dissent and you execute and return a proxy in the accompanying form, you must specify that your shares are to be voted “AGAINST” the merger. If you return a proxy without voting instructions or with instructions to vote “ABSTAIN” or “FOR” the merger, your shares will automatically be voted in favor of the principal terms of the merger agreement and the transactions contemplated thereby and you will lose your potential dissenting shareholders’ rights.

Upon shareholder approval of the merger, Mid-State will have 10 days following the approval to send to those shareholders who have timely submitted a written demand and voted “AGAINST” approval of the principal terms of the merger agreement and the transactions contemplated thereby a written notice of such approval accompanied by:

•       a copy of Chapter 13 of the California General Corporation Law,

•       a statement of the price determined by Mid-State to represent the fair market value of the dissenting shares as of November 1, 2006, and

•       a brief description of the procedure to be followed if a shareholder desires to exercise dissenting shareholders’ rights.

Within 30 days after the date on which the notice of the approval of the merger is mailed, the dissenting shareholder who plans to exercise dissenting shareholders’ rights must make written demand upon Mid-State for the purchase of dissenting shares and payment to such shareholder of their fair market value. The written demand must specify the number of shares held of record by such shareholder and a statement of what the shareholder claims to be the fair market value of those shares as of November 1, 2006. At the same time, the shareholder must surrender, at the office designated in the notice of approval, the certificates representing the dissenting shares to be stamped or endorsed with a statement that they are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed. Any shares of Mid-State common stock that are transferred prior to their submission for endorsement will lose their status as dissenting shares. If, at the close of the thirty day period, the 5% threshold required to trigger dissenting shareholders’ rights has not been achieved, share certificates will be returned to shareholders who submitted written demands for payment, along with instructions for submitting those shares to the paying agent in order to receive the merger consideration of $37.00 per share.

If Mid-State and the dissenting shareholder agree that the surrendered shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price with interest from the date of such agreement. The applicable interest rate will be the rate then set by law for the accrual of interest on judgments for money. That rate is currently 10% per annum simple interest (not compounded). Mid-State must pay the fair value of the dissenting shares within 30 days after the amount thereof has been agreed upon, or 30 days after any statutory or contractual conditions to the merger have been satisfied, whichever is later. The obligation to pay for the dissenting shares is subject to receipt of the certificates representing them.

If Mid-State denies that the shares surrendered are dissenting shares, or if Mid-State and the dissenting shareholder fail to agree upon a fair market value of such shares, then the dissenting shareholder must, within six months after the notice of approval is mailed, file a complaint in the Superior Court of the proper county requesting the court to make such determination(s) or intervene in any pending action brought by any other dissenting shareholder. If the complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter’s rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

A dissenting shareholder may not withdraw his or her dissent or demand for payment unless Mid-State consents to such withdrawal.

Litigation Relating to the Merger

On November 15, 2006, David Fuerstenberg, a purported shareholder of Mid-State, filed a complaint seeking class action status in the Superior Court of the State of California, County of San Luis Obispo against Mid-State and each of its directors entitled Fuerstenberg v. Mid-State Bancshares et. al. (Case No. CV060976). The complaint alleges, among other things, that the Mid-State directors breached their fiduciary duties with regard to the proposed merger. Among other things, the complaint seeks class action status, a court order enjoining Mid-State and its directors from proceeding with or consummating the merger, and the payment of attorneys’ and experts’ fees. Mid-State intends to defend this lawsuit vigorously.

Interests of Certain Persons in the Merger

Certain members of Mid-State’s board of directors and management may be deemed to have interests in the merger, in addition to their interests as shareholders of Mid-State generally. Mid-State’s board of directors was aware of these factors and considered them, among other things, in approving the merger agreement.

Voting Agreements.   Certain members of the board of directors of Mid-State, as well as James Stathos, Mid-State’s Executive Vice President and Chief Financial Officer and Harry Sackrider, Mid-State’s Executive Vice President and Chief Credit Officer, have entered into a voting agreement, dated as of the same date as the merger agreement. Under these agreements, each such person agrees to vote the shares of Mid-State that he or she owns or controls in favor of the principal terms of the merger agreement and the transactions contemplated thereby. The persons who have entered into such Voting Agreements are entitled to vote a total of [*] shares of Mid-State common stock, which is approximately [*]% of the total shares outstanding.

Employment Agreement Effective Upon Merger / Support Agreement.   As a replacement for his change in control agreement, generally discussed below, Mid-State Bank, at Rabobank’s request, has entered into an employment agreement with James Lokey, the President and Chief Executive Officer of Mid-State and Mid-State Bank & Trust. The employment agreement provides that Mr. Lokey will serve as the president of Rabobank, N.A., commencing on the closing date of the merger, until and including December 31, 2009. The employment agreement provides that Mr. Lokey will be paid an annual salary of $500,000 per year. If Mr. Lokey’s employment is terminated by Rabobank without cause prior to the expiration of the term, Mr. Lokey will be entitled to receive $2,265,000 plus continued health and life insurance benefits for a period of two years. If Mr. Lokey remains employed for the entire term of the employment agreement, he will be entitled to receive a lump sum of $15,000, payable upon termination of his employment, and a sum of $2,500,000, payable over 10 years, starting upon termination of his employment.

In addition, Mr. Lokey has signed a Support Agreement agreeing to refrain from soliciting employees of Mid-State and/or VIB Corp or their subsidiaries for a period of two years after the termination of Mr. Lokey’s employment agreement described above. The Support Agreement also prohibits Mr. Lokey from soliciting customers of Mid-State and/or VIB Corp or their subsidiaries for a similar two year period.

Change in Control Agreements / Retention Agreements.   Mid-State and Mid-State Bank have entered into Change in Control Agreements with various officers and other employees of Mid-State, including its senior management. Under each employee’s change in control agreement, if a change of control closes while the employee is employed by Mid-State or Mid-State Bank & Trust, and after the closing of a change in control such employee is either terminated without cause or resigns for good reason, the employee will receive a lump sum change in control severance payment in an amount equal to, depending on the seniority of the employee, either 1 or 2 times (a) the employee’s annual salary then in effect, plus (b) the total of all bonuses received during the 12 months preceding either the date of the employee’s termination, or the change in control, whichever is greater. In addition, each agreement provides for a “gross up” payment in addition to the change in control payment if any payment required under the change in control agreement would be subject to the tax imposed by the “parachute payment” provisions (Section 280G) of the Internal Revenue Code.

Prior to signing the merger agreement, at the request of Rabobank, certain change in control agreements were cancelled with the mutual consent of the parties and replaced with retention agreements that provide for a lump sum retention payment on the closing of the merger equal to one-half of or one times the employee’s then base salary, depending on the employee’s seniority, and another similar lump sum payment if the employee is still employed on the one-year anniversary of the closing of the merger. If the employee is terminated, other than for cause, between the closing of the merger and the one-year anniversary of the merger, the employee will receive a severance payment equal to either the employee’s annual base salary or one-half of the employee’s annual base salary, as indicated below. Each of the following directors and/or officers has entered into retention agreements: Lori Anderson, John Arellano, Jeff DeVine, John Ferebee, Mike Gibson, Steve Harding, Naomi Kinney, Stuart McCoy, Paul Mistele, Jeff Paul, Brantley Pettigrew, Dave Rounds, Leslie Love Stone, Debbie Zimmer, Roger Hagera, and Eldon Shiffman (one year), and Sandy Ferris, Don Nielsen, Clarence Cabreros, Linda Minton, John McNinch, Dan Snowden, William Racine, Scott Laycock, Mike Monro, and Kiersten Alfieri (one-half year). The retention agreements are in effect, but they will become null and void and have no further effect in the event the merger is not consummated.

The merger agreement also requires Mid-State to use its reasonable best efforts to cancel all remaining change in control agreements and, except in the case of James Lokey, Carroll Pruett, James Stathos, and Harry Sackrider, replace such change in control agreements with retention agreements on terms similar to those discussed in the preceding paragraph. As of the date of this proxy statement, all change in control agreements, except for those of Messrs. Pruett, Stathos and Sackrider have been canceled and, except for Mr. Lokey’s, replaced with retention agreements. Mr. Lokey’s change in control agreement was cancelled and replaced with the employment agreement described above.

Mr. Pruett, under his change in control agreement, will receive a change-in-control payment equal to or about $[*], upon consummation of the merger, and a “gross up” payment if the change-in-control payment will be subject to the tax imposed by the “parachute payment” provisions (Section 280G) of the Internal Revenue Code.

James G. Stathos, EVP and CFO, will receive a lump sum payment equal to or about $[*] upon consummation of the merger in settlement of his change-in-control agreement, and a “gross up” payment if the lump sum payment will be subject to the tax imposed by the “parachute payment” provisions (Section 280G) of the Internal Revenue Code. In addition, Mr. Stathos has agreed to sign a Support Agreement agreeing to refrain from soliciting employees of Mid-State and/or VIB Corp or their subsidiaries for a period of three years after the termination of Mr. Stathos’ employment with Mid-State. The Support Agreement also prohibits Mr. Stathos from soliciting customers of Mid-State and/or VIB Corp or their subsidiaries for a similar three-year period.

Harry Sackrider, EVP and Chief Lending Officer, will receive a lump sum payment equal to or about $[*] upon consummation of the merger in settlement of his change-in-control agreement, and a “gross up” payment if the lump sum payment will be subject to the tax imposed by the “parachute payment” provisions (Section 280G) of the Internal Revenue Code. In addition, Mr. Sackrider has agreed to sign a Support Agreement agreeing to refrain from soliciting employees of Mid-State and/or VIB Corp or their subsidiaries for a period of three years after the termination of Mr. Sackrider’s employment with Mid-State. The Support Agreement also prohibits Mr. Sackrider from soliciting customers of Mid-State and/or VIB Corp or their subsidiaries for a similar three-year period.

Indemnification of Directors and Officers.   The merger agreement provides that VIB Corp will use its reasonable best efforts to extend its directors and officers liability insurance policy for a period of up to six years following the closing of the merger, with respect to claims against Mid-State officers or directors arising from facts and events that occurred prior to the closing date of the merger.

The merger agreement also provides that following the closing of the merger, VIB Corp will preserve Mid-State’s director indemnification rights as provided for in Mid-State’s articles of incorporation, bylaws and existing indemnification agreements.

Board Memberships.   Messrs. Lokey and Pruett will join the Rabobank, N.A., board of directors upon the closing of the merger.

The Merger Agreement

Structure of the Merger.   In the merger, VIB Corp (which is owned and controlled by Rabobank Nederland) will cause its wholly owned subsidiary, Chardonnay Merger Sub Corp., to be merged with and into Mid-State, with Mid-State becoming a wholly owned subsidiary of VIB Corp. Immediately thereafter, Mid-State will be merged with and into VIB Corp and immediately thereafter Mid-State Bank & Trust will be merged with and into Rabobank, N.A., the California headquartered banking subsidiary of VIB. As a result of such mergers, Mid-State and Mid-State Bank & Trust will both cease to exist. The acquisition of Mid-State by VIB Corp is governed by the merger agreement.

Effective Time.   The merger will become effective and close upon the last to occur of the following events: (1) receipt of all necessary regulatory approvals with the expiration of any applicable regulatory waiting periods; and (2) satisfaction of the other conditions precedent set forth in the merger agreement. However, the closing may be set on any other date on which the parties mutually agree. We are working toward completing the merger as quickly as possible. We currently expect to complete the merger during the second quarter of 2007 or as soon thereafter as possible, assuming all conditions set forth in the merger agreement are satisfied or waived.

Conditions to the Merger.   The obligations of Rabobank and Mid-State to consummate the merger are subject to the satisfaction or waiver on or before the closing of the merger of, among other things, the following conditions:

•       the approval of the shareholders of Mid-State of the principal terms of the merger agreement and the transactions contemplated thereby;

•       all approvals or consents of all applicable governmental agencies will have been obtained or granted for the merger and all the transactions contemplated by the merger agreement, and the applicable waiting period under all laws will have expired; and

•       no governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order that is in effect and precludes the closing of the merger and there shall be no statute, rule, regulation, order, injunction or decree that makes the closing of the merger illegal.

The obligations of Mid-State to consummate the merger are also subject to fulfillment of certain other conditions, including that representations and warranties of VIB Corp in the merger agreement are true and correct, and that VIB Corp has performed in all material respects all of its obligations under the merger agreement.

The obligations of Rabobank to consummate the merger are also subject to the fulfillment of certain other conditions, including that there will not have occurred, between November 1, 2006 and the closing of the merger, any material adverse effect on the financial position, results of operations, shareholders’ equity, operation or business of Mid-State.

Additionally, Rabobank’s obligation to consummate the merger is subject to the performance of covenants, the execution and delivery of certain ancillary documents, the accuracy of representations and warranties, the receipt of various third-party consents, officers’ certificates and other documents, the number of shareholders perfecting dissenting shareholders’ rights under California law being no more than 10%, and the requirement that no required regulatory approval contain any condition, provision, liability or term that, individually or in the aggregate, would be expected to have a material adverse effect on VIB Corp or its subsidiaries after closing of the merger.

If these and other conditions are not satisfied or waived, the merger agreement may be terminated. The merger agreement may also be terminated upon the occurrence of certain other events. See “—Termination.”

Non solicitation.   Under the terms of the merger agreement, Mid-State has agreed not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any acquisition proposal (as defined below). However, if Mid-State receives an unsolicited bona fide acquisition proposal from a person other than the parties to the merger agreement and Mid-State’s board of directors concludes in good faith that such acquisition proposal if consummated would result in a transaction more favorable to Mid-State’s shareholders from a financial standpoint, upon written advice of its financial advisors, after taking into account the likelihood of consummation, after taking into account all legal, financial, regulatory and other aspects of such proposal, then Mid-State may furnish nonpublic information and participate in negotiations or discussions with the party making such proposal to the extent that Mid-State’s board concludes in good faith that failure to take such actions would more likely than not result in a violation of its fiduciary duties; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing, Mid-State shall have entered into a confidentiality agreement with such third party on terms no less favorable to Mid-State than the Confidentiality Agreement between Rabobank and Mid-State. Mid-State has agreed to promptly notify VIB Corp of the terms of any proposal that it may receive in respect of any acquisition proposal. The term “Acquisition Proposal” means any of the following involving Mid-State:

•       a tender or exchange offer to acquire more than 15% of the voting power of Mid-State or any of its significant subsidiaries;

•       a bona fide proposal for a merger, consolidation or other business combination involving Mid-State or any of its significant subsidiaries; or

•       a bona fide proposal to acquire in any manner more than 15% of the voting power, or more than 15% of the business, assets or deposits of, Mid-State or any of its significant subsidiaries.

Any violation of these agreements by Mid-State will result in VIB Corp having the right to terminate the merger agreement.

Expenses.   If the merger agreement is terminated (A) after Mid-State’s shareholders fail to adopt the merger agreement, or if the special shareholders meeting is not held or is canceled prior to termination of the merger agreement if another person has publicly announced its intention to make an acquisition proposal with respect to Mid-State, (B) because the merger did not close by November 1, 2007 because Mid-State’s failure to comply with any provision of the merger agreement has been the cause of, or materially contributed to the failure of the closing to occur on or before such date, or (C) because the merger did not receive a required regulatory approval because Mid-State failed to comply with any provision of the merger agreement or materially contributed to the denial of any such approval, Mid-State will be obligated to reimburse VIB Corp its documented expenses, with a maximum reimbursement of $2,000,000.

Termination Fee.   Mid-State will be obligated to pay to VIB Corp a fee of $27,500,000 if any of the following occurs:

•       the merger agreement is terminated by either Mid-State or VIB Corp because the merger did not close on or before November 1, 2007, and (A) after November 1, 2006, an acquisition proposal (as defined above) is made or communicated to Mid-State or its shareholders, and (B) within 12 months of the termination of the merger agreement Mid-State reaches a definitive agreement to consummate, or consummates, an acquisition transaction (as defined in the merger agreement);

•       the merger agreement is terminated by either Mid-State or VIB Corp because Mid-State’s shareholders do not approve the merger agreement at Mid-State’s special meeting, and (A) between November 1, 2006 and such termination of the merger agreement an acquisition proposal (as defined above) is made or communicated to Mid-State or its shareholders, and (B) within 12 months after such termination, Mid-State reaches a definitive agreement to consummate, or consummates, an acquisition transaction (as defined in the merger agreement);

•       the merger agreement is terminated by VIB Corp because of Mid-State’s breach of the non solicitation of acquisition proposal provisions of the merger agreement, where Mid-State’s breach of such provisions is willful;

•       the merger agreement is terminated by VIB Corp because Mid-State’s board fails to submit the merger agreement (or the principal terms of the merger agreement) to its shareholders without a recommendation for approval or with special and materially adverse condition on or qualification of such approval, or the Mid-State board withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation of approval, or Mid-State’s board recommends another acquisition proposal to Mid-State’s shareholders; or

•       the merger agreement is terminated by Mid-State after compliance with the non solicitation of acquisition proposal provisions of the merger agreement and the Mid-State board determines that an acquisition proposal received in compliance with those provisions is a superior proposal, and VIB Corp is given the opportunity to respond to such superior proposal, but fails to respond with a no less favorable proposal.

Termination.   The merger agreement may be terminated prior to the closing of the merger:

•       by mutual consent of VIB Corp and Mid-State;

•       by VIB Corp or Mid-State if any material breach by the other party is not cured within 30 business days after notice thereof;

•       by VIB Corp because Mid-State’s board fails to recommend approval of the merger, or the Mid-State board withdraws its recommendation of approval, or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation of approval, or Mid-State’s board recommends another acquisition proposal to Mid-State’s shareholders;

•       by Mid-State or VIB Corp, if the shareholders of Mid-State fail to approve the merger agreement and the transactions contemplated thereby by the requisite vote at the special meeting;

•       by Mid-State or VIB Corp if the merger has not occurred on or before November 1, 2007;

•       by Mid-State or VIB Corp if any requisite regulatory approval is denied by final, nonappealable action of the relevant government authority, but such right of termination will not be available to a party that materially breached its obligation under the agreement, and such breach proximately contributed to the failure to receive such approval; or

•       by Mid-State after compliance with the non solicitation of acquisition proposal provisions of the merger agreement and the Mid-State board determines that an acquisition proposal received in compliance with those provisions is a superior proposal, and VIB Corp is given the opportunity to respond to such superior proposal, but fails to respond with an equal proposal.

Representations and Warranties.   The merger agreement contains customary representations and warranties by Mid-State relating to, among other things: (1) organization, standing and authority; (2) capitalization; (3) subsidiaries; (4) power; (5) authority; (6) approvals and no defaults; (7) financial reports and regulatory filings; (8) litigation; (9) regulatory matters; (10) compliance with laws; (11) material contracts and defaults; (12) employee benefit plans; (13) taxes; (14) books and records and accounting controls; (15) takeover laws and provisions; (16) financial advisors; (17) Sarbanes-Oxley Act; (18) labor matters; (19) environmental matters; (20) properties; (21) interests of certain persons; (22) insurance coverage; (23) extensions of credit; (24) interest rate risk management instruments; (25) trust business; (26) intellectual property; (27) non-competition / non solicitation; and (28) absence of undisclosed liabilities and changes.

In the merger agreement, VIB Corp makes customary representations and warranties relating to: (1) organizations, standing and authority; (2) power and authority; (3) consents and approvals; (4) no defaults; and (5) financial advisors.

The representations and warranties of the parties terminate as of the closing of the merger.

Covenants; Conduct of Business Prior to Effective Time.   The merger agreement provides that, subject to certain exceptions set forth in the merger agreement, during the period from November 1, 2006 until the effective time of the merger, Mid-State will not, except as expressly contemplated by the merger agreement, without the express written consent of VIB Corp, take any of the following actions:

•       conduct its business and the business of its subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligation under the merger agreement or consummate the transaction contemplated by the merger agreement;

•       enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any governmental authority;

•       issue, sell, or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of any additional shares of its stock or any rights, permit any shares of its stock to become subject to new options, stock appreciation rights, restricted stock units, phantom stock or grants, or repurchase, redeem or otherwise acquire, directly or indirectly any shares of its stock, effect any recapitalization, reclassification, stock split, reverse stock split, combination or like change in capitalization, or enter into any agreement, understanding or commitment relating to the right of Mid-State’s shareholders to vote any shares of Mid-State common, or cooperate in any formation of any voting trust or similar arrangement relating to such shares;

•       make, declare, pay or set aside for payment any dividend or declare or make any distribution on any shares of its stock, other than quarterly dividends at a rate not exceeding that paid in third quarter of 2006, or directly or indirectly adjust, split, combine, redeem, reclassify, or purchase or otherwise acquire, any shares of its stock, or purchase or otherwise acquire, any shares of its stock; except that if the merger has not closed by April 30, 2007, the total of all dividends paid in the second quarter of 2007 may be $0.36 per share, and if the merger has not closed by July 31, 2007, the total of all dividends paid in the third quarter of 2007 may equal $0.36 per share;

•       sell, transfer, mortgage, lease, encumber or otherwise dispose of, or permit the creation of any lien in respect of, or discontinue any of its assets, deposits, business or properties, any of Mid-State’s assets, deposits, business, or properties, except (A) those made in the ordinary course and consistent with past practice which do not exceed $150,000 individually, and $500,000 in the aggregate, (B) sales of mortgages originated for sale, in the ordinary course of business consistent with past practice, (C) sales of assets pertaining to Mid-State Bank & Trust’s trust business in a fiduciary capacity, and (D) sales of loan participations solely in order to control credit risk or credit concentration, or to comply with loan-to-one-borrower limitations;

•       acquire all or any portion of the assets, business, deposits or properties of any other entity or enter into, extend or renew any leases of real property;

•       amend its or its subsidiaries’ articles of incorporation or its bylaws;

•       implement or adopt any change in its accounting principles, practice or methods, except as required by GAAP or applicable regulatory accounting requirements;

•       take, or fail to take, any action that is reasonably likely to cause any of Mid-State’s representations and warranties in the merger agreement to no longer be true in any material respect, or cause any of the conditions to the merger agreement to not be satisfied in a timely manner;

•       enter into, terminate, amend, modify, renew or grant any consent or waiver under, or fail to enforce, any contract with any Mid-State related person, or amend or modify in any material respect any of its existing contracts with any Mid-State related person;

•       hire any new employee except as replacement of an existing position with an annual base salary not exceeding $100,000, grant any salary or wage increase, grant any new equity-related awards or severance or termination payments or increase any employee benefit;

•       enter into, establish, adopt, amend, modify, or renew any benefit arrangement or trust agreement related thereto, take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation, or benefits payable thereunder, fund or in any other way secure the payment of compensation or benefits under any existing benefit arrangement, change the manner in which contributions to any existing benefit arrangement are made or determined, or add any new participants to any non-qualified retirement plan;

•       make any material tax election, change any method of tax accounting, or settle any material tax claim;

•       settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate, of not more than $100,000, that would not reasonably be expected to establish an adverse precedent or basis for subsequent settlements, or require material changes in business practices, or settle any proceeding before any governmental authority;

•       make any capital expenditures in excess of those set forth in a schedule to the merger agreement;

•       sell any investment security, or purchase any investment security;

•       (1) make, renew, extend the maturity of, or alter any of the material terms of any loan to any single borrower and his or her related interests in excess of the principal or commitment amounts of $10,000,000 for new unsecured loans or renewals of unsecured loans and $15,000,000 for new secured loans or renewals of secured loans, (2) renew, extend the maturity of, or alter any of the material terms of any classified loan in excess of the principal amounts of (i) $2,500,000 for unsecured special mention loans, (ii) $5,000,000 for secured special mention loans, (iii) $500,000 for unsecured substandard loans, (iv) $1,000,000 for secured substandard loans, (3) make any new loan to a borrower if such borrower has a substandard or lower graded loan, or (4) make, renew, extend the maturity of, or alter any of the material terms of any borrowing, other than in the ordinary course of business;

•       Enter into, renew, amend or terminate, or make any payment not then required under any material contract;

•       take any action that would cause Mid-State or any of its subsidiaries to have any liability or obligation under the Workers Adjustment and Retraining Notification Act, or any similar state or local law; or

•       enter into any contract with respect to, or otherwise agree or commit to do any of the foregoing.

The merger agreement further provides that, subject to certain exceptions set forth in the merger agreement, during the period from November 1, 2006 until the effective time of the merger, VIB Corp will not, without the prior written consent of Mid-State take any of the following actions:

•       take or omit to take any action that is reasonably likely to result in any of the conditions to the merger not being satisfied in a timely manner, except as may be required by applicable law or regulation;

•       conduct the business of VIB Corp, or any of its subsidiaries, other than in the ordinary and usual course or knowingly take any action that is intended, or would reasonably be expected to, materially (i) impede, (ii) delay or (iii) adversely affect the ability of VIB Corp to consummate the merger and the other transactions contemplated by the merger agreement; or

•       take, or omit to take, any action that is reasonably likely to result in (i) any of VIB Corp’s representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time at or prior to the closing or (ii) any of the conditions to the merger set forth in the merger agreement not being satisfied in a timely manner.

The merger agreement also provides that each party will use its reasonable best efforts to take, or cause to be taken, in good faith, all actions and to do, or cause to be done, all things necessary, proper or desirable or advisable under applicable laws so as to permit consummation of the merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated by the merger agreement as promptly as practicable, and each will cooperate fully with, and furnish information to, the other party to that end.

The merger agreement also provides that each party will:

•       consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the merger or the merger agreement;

•       cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation to effect all filings and to obtain all permits, consents, approvals and authorizations from all governmental authorities which are required to be effected or obtained by it, and to use all reasonable best efforts to take all actions required to eliminate any impediments, known or which may become known to either party, to the receipt of any required regulatory approval as soon as reasonably possible, and of all third parties required to consent to the merger;

•       promptly notify the other party of any event that is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any materially adverse effect on the financial condition, operations, business or properties, or would cause or constitute a material breach of any of the party’s representations, warranties, covenants or agreements contained in the merger agreement which reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition to the consummation of the merger;

The merger agreement also provides that, subject to certain exceptions set forth in the merger agreement, Mid-State will, among other things:

•       submit the principal terms of the merger agreement to its shareholders for approval;

•       prepare and file with the SEC a proxy statement and all related documents for the special shareholders meeting called to vote on the principal terms of the merger agreement and the transactions contemplated thereby;

•       upon reasonable notice afford Rabobank, officers, employees, counsel and accountants such access to Mid-State’s books, records, properties, personnel and such other information as Rabobank will reasonably request;

•       not, and will cause its subsidiaries and its and its subsidiaries’ officers, directors, agents, advisors and affiliates to not, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential nonpublic information or data to, or have any discussions with, any person relating to another acquisition proposal; and

•       terminate its 401(k), bonus and welfare benefit plans immediately prior to the closing, and amend its nonqualified deferred compensation plans to (i) freeze all future contributions and deferral elections, (ii) provide for a fixed rate of interest on previously deferred amounts, and (iii) comply with the provisions of section 409A of the Internal Revenue Code.

Amendment and Waiver.   Before the merger is closed, any provision of the merger agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as the merger agreement, except that after adoption and approval of the merger agreement by Mid-State’s shareholders, no amendment or modification will be effective that under applicable law requires further approval of Mid-State’s shareholders unless such amendment or modification is approved by Mid-State’s shareholders.

Amendment of Articles of Incorporation and Bylaws

Mid-State’s articles of incorporation, as in effect immediately before the closing, will be the articles of incorporation as of closing of the merger of Chardonnay Merger Sub Corp. with and into Mid-State, except that Article IV thereof will be amended to read in its entirety as follows: “The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of common stock, no par value per share.”

Chardonnay Merger Sub Corp.’s by-laws, as in effect immediately before the closing, will be the by-laws of Mid-State as of the closing of the merger of Chardonnay Merger Sub Corp. with and into Mid-State.

WHERE YOU CAN FIND MORE INFORMATION

Mid-State files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Mid-State files at the SEC’s public reference room in Washington, D.C. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. The SEC also maintains a website at www.sec.gov at which reports, proxy and information statements and other information regarding Mid-State is available.

Mid-State maintains a website at www.midstatebank.com and in the “Investor Information” subsection of “About Your Bank”, you may obtain copies of documents filed by Mid-State with the SEC.

This proxy statement includes information that has not been presented to you but is “incorporated by reference.” This means that Mid-State can disclose information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered a part of this proxy statement, except for any information superseded by information contained herein. This proxy statement incorporates by reference the documents listed below, which contain important business and financial information.

This proxy statement incorporates by reference the following documents filed by Mid-State:

•       Mid-State’s annual report on Form 10-K for the year ended December 31, 2005, filed on March 16, 2006.

•       All other Mid-State reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005.

•       The description of Mid-State’s common stock that is contained in its registration statement on Form 8-A filed on March 18, 1998, including any amendment or report filed for the purpose of updating that description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this document.

You should rely only on the information contained in, delivered with or referred to in this document. Mid-State has not authorized anyone to provide you with information that is different.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this document will be deemed to be modified or superseded for purposes of this document to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated by reference into this document modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this document.

Documents filed by Mid-State with the SEC also are available from Mid-State without charge, excluding all exhibits unless specifically incorporated by reference in this proxy statement, by requesting them in writing or by telephone from:

Mid-State Bancshares
Attn: Marlene Weeks, Vice President
1026 East Grand Avenue
Arroyo Grande, California 93420
(805) 473-6829

If you would like to request documents, please do so by [*], 2007 to receive them before the special meeting.

VIB Corp does not file periodic reports with the SEC. Information regarding VIB Corp, Rabobank, N.A., and other operations of Rabobank in the United States and internationally can be obtained through internet websites maintained by Rabobank including those at www.rabobankamerica.com and www.rabobank.com.

FUTURE SHAREHOLDER PROPOSALS

If the merger of Chardonnay Merger Sub Corp with and into Mid-State is consummated, we will not have public shareholders and there will be no public participation in any future meetings of shareholders. However, if the merger is not completed by then, we expect to hold our 2007 annual meeting of shareholders. If that meeting is held, shareholders who wished to include proposals in next year’s proxy statement and proxy card for action at the annual meeting must have caused their proposals to be received in writing by Mid-State at its address set forth on the first page of this proxy statement no later than December 15, 2006. Our Bylaws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in Mid-State’s proxy statement for that meeting. Nominations for director must be made in accordance with Section 2.11 of our Bylaws, which is set forth in the notice of the meeting attached to this proxy statement. Such proposals should be addressed to Mid-State’s Secretary, and may be included in next year’s proxy statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission.

OTHER BUSINESS

We are not aware of any business to come before the special meeting other than those matters described in this proxy statement. However, if any other matters should properly come before our meeting, it is intended that the proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the persons voting the proxies.

Appendix A

AGREEMENT AND PLAN OF MERGER

dated as of November 1, 2006

among

VIB CORP,

CHARDONNAY MERGER SUB CORP.

and

MID-STATE BANCSHARES

A-i

A-ii

COMPANY DISCLOSURE SCHEDULE

Section 4.01(k)	Forbearances—Compensation
Section 4.01(l)	Forbearances—Benefit Arrangements
Section 5.03(b)	Capitalization
Section 5.03(f)	Approvals; No Defaults
Section 5.03(g)	Financial Reports and Regulatory Filings; Material Adverse Effect
Section 5.03(h)	Litigation
Section 5.03(i)	Regulatory Matters
Section 5.03(j)	Compliance With Laws
Section 5.03(k)	Material Contracts; Defaults
Section 5.03(l)(8)	Employee Benefit Plans—Obligations
Section 5.03(l)(9)	Employee Benefit Plans—Changes
Section 5.03(l)(13)	Employee Benefit Plans—Change in Control Agreements
Section 5.03(l)(14)	Employee Benefit Plans—NQDC Plans
Section 5.03(l)(15)	Employee Benefit Plans—Life Insurance Policies
Section 5.03(l)(17)	Employee Benefit Plans—Retention/Employment Agreements
Section 5.03(n)	Books and Records; Accounting Controls
Section 5.03(q)	Sarbanes-Oxley Act
Section 5.03(r)	Labor Matters
Section 5.03(s)	Environmental Matters
Section 5.03(u)	Interests of Certain Persons
Section 5.03(v)	Insurance Coverage
Section 5.03(w)	Extensions of Credit
Section 5.03(x)	Interest Rate Instruments
Section 5.03(z)	Intellectual Property
Section 5.03(aa)	Non-Competition/Non-Solicitation

ACQUIROR DISCLOSURE SCHEDULE

Schedule 5.04(c)	Consents and Approvals

ANNEX

Annex 1	Form of Voting Agreement

EXHIBITS

Exhibit A	Agreement and Plan of Merger
Exhibit B	Capital Expenditures
Exhibit C	Severance Benefits

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of November 1, 2006 (this “Agreement”), among VIB Corp, a California corporation (“Acquiror”), Chardonnay Merger Sub Corp., a wholly-owned subsidiary of Acquiror organized under the laws of California (“Merger Sub”) and Mid-State Bancshares, a California corporation (the “Company”).

RECITALS

A.         The Proposed Transaction.   The parties intend to effect a strategic business combination through the merger of Merger Sub with and into the Company (the “Merger”), with the Company as the surviving corporation (the “Surviving Corporation”). It is the intention of Acquiror that, immediately following the Merger, each of the following will occur in immediate succession: (a) the Company will merge with and into Acquiror, with Acquiror being the surviving corporation (the “Holding Company Merger”) and (b) Company Bank will merge into Acquiror Bank, with Acquiror Bank being the surviving bank (the “Bank Merger”). The Holding Company Merger and the Bank Merger are sometimes referred to as the “Other Mergers”.

B.         Board Determinations.   The respective boards of directors of Acquiror, Merger Sub and the Company have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective stockholders and, therefore, have approved the Merger and this Agreement.

C.         Voting Agreements.   As an inducement to and condition of Acquiror’s willingness to enter into this Agreement, each of Carrol R. Pruett, James W. Lokey, Daryl L. Flood, Gregory R. Morris, H. Edward Heron, Stephen P. McGuire, Alan Rains, George H. Andrews, James G. Stathos and Harry Sackrider entered (each in his capacity as a stockholder of the Company) into a voting and support agreement (the “Voting Agreements”), the form of which is attached hereto as Annex 1. The Voting Agreements were entered into immediately prior to the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01.    Definitions.   This Agreement uses the following definitions:

“401(k) Plan” means the Company Bank’s 401(k) Plan.

“Acquiror” has the meaning assigned in the Preamble.

“Acquiror Bank” means Rabobank, National Association, a national banking association.

“Acquisition Proposal” means a tender or exchange offer to acquire more than 15% of the voting power in the Company or any of its Significant Subsidiaries, a bona fide proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or any other bona fide proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated hereby, including any revisions to the terms of such transactions contemplated by Section 6.02 pursuant to Section 6.02.

“Acquisition Transaction” means (a) a merger or consolidation, or any similar transaction, involving the Company or any of its Significant Subsidiaries; provided, however, that in no event shall any merger, consolidation or similar transaction involving only the Company and one or more of its Significant Subsidiaries or involving only any two or more of such Significant Subsidiaries, if such transaction is not otherwise in violation of the terms of this Agreement, be deemed to be an Acquisition Transaction, (b) a purchase, lease or other acquisition of twenty-five percent (25%) or more of the assets, deposits or business operations of the Company or any of its Significant Subsidiaries, or (c) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing fifteen percent (15%) or more of the voting power of the Company or any of its Significant Subsidiaries.

“Affiliate” with respect to a party means any person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

“Agreement” has the meaning assigned in the Preamble.

“Bank Merger” has the meaning assigned in the Recitals.

“BHC Act” means the Bank Holding Company Act of 1956.

“Benefit Arrangement” means all “employee benefit plans” (as defined in ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, phantom stock, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, change in control, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) are maintained or contributed to by the Company or an ERISA Affiliate, or with respect to which the Company, the Company Bank or an ERISA Affiliate has had any liability during the last 6 years, and (ii) provide benefits, or describe policies or procedures applicable to, or for the welfare of, any officer, director, independent contractor, Employee or service provider of the Company, the Company Bank or an ERISA Affiliate, or the dependents or spouses of any such person, regardless of whether funded.

“business day” means any day of the year, other than a Saturday or Sunday or any other day that the Federal Reserve Bank of San Francisco recognizes as a federal holiday. In addition, only in the case of any performance by, notice to or other action involving Acquiror as provided in this Agreement, any day on which banking institutions in The Netherlands are authorized or obligated by law or regulation to close will not be considered a business day.

“CCC” means the California Corporations Code.

“CFC” has the meaning assigned in Section 5.03(f).

“Chosen Courts” has the meaning assigned in Section 9.04.

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned in the Preamble.

“Company Bank” means Mid-State Bank & Trust, a California state chartered bank.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Meeting” has the meaning assigned in Section 6.02.

“Company Preferred Stock” means the authorized preferred stock of the Company.

“Company Related Person” means any person (or family member of such person) (1) that directly or indirectly controls, or is under common control with, the Company or any of its Affiliates, (2) that serves as a director, officer, employee, partner, member, executor, or trustee of the Company or any of its Affiliates or Subsidiaries (or in any other similar capacity), (3) that has, or is a member of a group having, direct or indirect beneficial ownership of voting securities or other voting interests representing at least five (5) percent of the outstanding voting power or equity securities or other equity interests representing at least five (5) percent of the outstanding equity interests (a “Material Interest”) in the Company or any of its Affiliates or (4) in which any person (or family member of such person) that falls under (1), (2) or (3) above directly or indirectly holds a Material Interest or serves as a director, officer, employee, partner, member, executor, or trustee (or in any other similar capacity).

“Company Stock Option” means any option to purchase Company Common Stock granted under the Company Stock Plans.

“Company Stock Plans” means the Mid-State Bancshares 2005 Equity Based Compensation Plan and the Mid-State Bancshares 1996 Stock Option Plan.

“Confidentiality Agreement” has the meaning assigned in Section 6.05(b).

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Contract” means, with respect to any person, any agreement, arrangement, indenture, undertaking, debt instrument, contract, lease, understanding or other commitment, whether oral or in writing, to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.

“Covered Employees” has the meaning assigned in Section 6.12(a).

“CRA” has the meaning assigned in Section 5.03(j).

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenting Shares” has the meaning assigned in Section 3.06(a).

“Effective Time” has the meaning assigned in Section 2.03.

“Employees” means current and former employees of the Company or any of its Subsidiaries, as the context requires.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any other person that, together with the Company, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Exchange Agent” has the meaning assigned in Section 3.04(a).

“Exchange Fund” has the meaning assigned in Section 3.04(a).

“Exercise Period” has the meaning assigned in Section 3.05(b).

“Extensions of Credit” has the meaning assigned in Section 5.03(w).

“Fee Payment Event” has the meaning assigned in Section 8.03(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority, and including any bank regulatory authority.

“Grantor Trust” means any trust which is a “grantor trust” within the meaning of the Code established for the purpose of accumulating funds to satisfy the obligations incurred by the Company or any ERISA Affiliate under the NQDC Plans or any change in control or severance arrangement.

“Holding Company Merger” has the meaning assigned in the Recitals.

“Indemnified Party” has the meaning assigned in Section 6.10(a).

“Inherited NQDC Plans” means the American Commercial Bank Senior Executives’ Retirement Plan, the Ojai Valley Bank Nonqualified Deferred Compensation Plan and the City Commerce Bank Nonqualified Deferred Compensation Plan.

“Intellectual Property” has the meaning assigned in Section 5.03(z).

“Interest Rate Instruments” has the meaning assigned in Section 5.03(x).

“IRS” means the United States Internal Revenue Service.

“IT Assets” has the meaning assigned in Section 5.03(z).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance of any nature whatsoever.

“Loan” means loans, other extensions of credit (including in the form of leases or guaranties), commitments to extend credit and other similar assets.

“Material Adverse Effect” means, with respect to Acquiror or the Company, any change, event, circumstance, development or effect that:

(a)        is, individually or taken together with other effects, material and adverse to the financial position, results of operations, stockholders’ equity, operations or business of Acquiror and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole, respectively, excluding (but with respect to each of clause (1), (2) or (3), only to the extent that the effect of a change on it is not materially different than on comparable banking or financial services organizations) the impact of (1) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental Authorities; (2) in the case of the Company, changes in GAAP or regulatory accounting requirements applicable to U.S. banking organizations generally; (3) changes in general U.S. or global economic conditions affecting banking organizations generally (including, without limitation, changes in interest rates);  (4) actions or omissions of a party to this Agreement required by this Agreement or taken upon the request of the other party to this Agreement, in contemplation of the transactions contemplated hereby; (5) in the case of the Company, any litigation instituted seeking to enjoin, whether temporarily, preliminarily or permanently, the consummation of the Merger or asserting that (A) the Per Share Amount is not fair to the Company’s shareholders, (B) the Company’s directors or officers breached their fiduciary duties or the requirement to act in good faith as a result of their actions in connection with the approval of, or efforts to consummate, the Merger, or (C) the Proxy Statement contained any misstatements of material fact relating to the transactions contemplated by this Agreement, or omitted to state a material fact that was necessary to make the statements therein relating to the transactions contemplated by this Agreement not misleading (so long as the court in any such action has not preliminarily or permanently enjoined the consummation of the Merger and has not rendered a final judgment finding that any such allegations are true); (6) in the case of the Company, any failure, in and of itself, by the Company to meet internal or other estimates, predictions, projections or forecasts of revenue, net income or any other measure of financial performance (it being understood that, with respect to this clause (6), the facts or circumstances giving rise or contributing to failure to meet estimates or projections may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect in the case of the Company, except to the extent such facts or circumstances are themselves excepted from the definition of Material Adverse Effect pursuant to any other clause of this definition); (7) in the case of the Company, any expense of the Company arising out of the acceleration of the vesting of any Company Stock Option or the lapsing of restrictions with respect to any Company awards as a result of the transactions contemplated by this Agreement in accordance with the fair value recognition provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment; (8) in the case of the Company, any adverse tax effects to the Company under sections 409A or 280G of the Code; (9) in the case of the Company, the failure to maintain relationships with existing customers, suppliers, licensors or employees that is proximately caused by the failure to obtain the Requisite Regulatory Approvals by April 30, 2007 (with the presumption that the failure to maintain such relationships is proximately caused by the failure to obtain the Requisite Regulatory Approvals by April 30, 2007 unless Acquiror can demonstrate otherwise); and (10) in the case of the Company, the failure to obtain the cancellation of the agreements and arrangements listed in Section 5.03(l)(13) of the Disclosure Schedule; or

(b)        would materially impair the ability of Acquiror or the Company, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Material Interest” has the meaning assigned in the definition of “Company Related Person”.

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation petroleum products and byproducts, asbestos, lead paint and compounds, mold and any other substance regulated under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

“Merger” has the meaning assigned in the Recitals.

“Merger Sub” has the meaning assigned in the Recitals.

“Merger Sub Stock” means the common stock, no par value, of Merger Sub.

“NASDAQ” means The Nasdaq Stock Market, Inc.

“NQDC Plans” means the Mid-State Bank & Trust 2001 Deferred Compensation Plan and the Mid-State Bank & Trust Deferred Compensation Plan.

“OCC” has the meaning assigned in Section 5.03(j).

“Old Certificates” has the meaning assigned in Section 3.04(a).

“Option Notice” has the meaning assigned in Section 3.05(b).

“Option Spread” has the meaning assigned in Section 3.05(a).

“Other Mergers” has the meaning assigned in the Recitals.

“Other Persons” has the meaning assigned in Section 6.06(a).

“party” means Acquiror, Merger Sub or the Company.

“Pension Plan” has the meaning assigned in Section 5.03(l).

“Per Share Amount” has the meaning assigned in Section 3.01.

“person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule.

“Proxy Statement” has the meaning assigned in Section 6.03(a).

“Regulatory Filings” has the meaning assigned in Section 5.03(g).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.08(a).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

“Scheduled Intellectual Property” has the meaning assigned in Section 5.03(z).

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State (CA)” means the Secretary of State of the State of California.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Significant Subsidiary” has the meaning assigned in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Subsidiary” includes either a “subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated by the SEC or a “subsidiary” as defined in Sections 225.2(o) and 583.23 of Title Twelve of the Code of Federal Regulations.

“Superior Proposal” means a bona fide written Acquisition Proposal which the Company Board concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby (1) after receiving the written advice of its financial advisors (which shall be a nationally recognized investment banking firm), (2) after taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein), (3) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory (including the advice of outside counsel regarding the potential for regulatory approval of any such proposal) and other aspects of such proposal (including the nature and amount of consideration offered) and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “more than 50%”, and (4) after taking into account any revisions to the terms of the transaction contemplated by Section 6.02 of this Agreement pursuant to Section 6.02.

“Surviving Corporation” has the meaning assigned in the Recitals.

“Takeover Laws” has the meaning assigned in Section 5.03(o).

“Takeover Provisions” has the meaning assigned in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever (whether federal, state, local, or foreign), together with any interest and any penalties, additions to tax with respect thereto and with respect to any information reporting requirements imposed by the Code or any similar provision of foreign, state or local law and any interest in respect of such additions or penalties, or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Termination Date” has the meaning assigned in Section 8.01(b).

“Termination Fee” has the meaning assigned in Section 8.03(a).

“Third-Party Consents” has the meaning assigned in Section 6.08(a).

“Trade Secrets” has the meaning assigned in Section 5.03(z).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001.

“Voting Agreements” has the meaning assigned in the Recitals.

1.02.    Interpretation.   (a) In this Agreement, except as the context may otherwise require, references:

(1)        to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2)        to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3)        to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

(4)        to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Annex to it;

(5)        to any Governmental Authority include any successor to that Governmental Authority; and

(6)        to the date of this Agreement are to November 1, 2006.

(b)        The table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c)        The words “include”, “includes” or “including” are to be deemed followed by the words “without limitation.”

(d)        The words “herein”, “hereof” or “hereunder”, and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e)        This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(f)         No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

ARTICLE II

THE MERGER

2.01.    The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will merge with and into the Company at the Effective Time. At the Effective Time, the separate corporate existence of Merger Sub will terminate. The Company will be the Surviving Corporation, and will continue its corporate existence under the laws of the State of California.

2.02.    Closing.   The closing of the Merger (the “Closing”) will take place in the offices of the Company, at 991 Bennett Avenue, Arroyo Grande, California 93421, at 10:00 a.m. on the third business day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”); provided, however, that the Closing Date shall in no event be earlier than January 1, 2007.

2.03.    Effective Time.   The parties shall file an agreement and plan of merger by and among Acquiror, the Company and Merger Sub, the form of which is set forth in Exhibit A hereto, with the Secretary of State (CA), in accordance with all appropriate legal requirements, together with such certificates or other documents executed as may be required by law, and the Merger provided for herein shall become effective upon such filing. Unless another time shall be set forth in such filing (which time shall, in such case, be the “Effective Time” of the Merger), the “Effective Time” of the Merger shall be the time of such filing.

2.04.    Effects of the Merger.   The Merger will have the effects prescribed by the CCC and other applicable law.

2.05.    Articles of Incorporation and By-laws.   (a) The Company’s articles of incorporation, as in effect immediately before the Effective Time, will be the articles of incorporation of the Surviving Corporation as of the Effective Time, except that Article IV thereof shall be amended to read in its entirety as follows: “The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of common stock, no par value per share.”

(b)        Merger Sub’s by-laws, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01.    Consideration.   At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or Merger Sub Stock, each share of Company Common Stock outstanding immediately prior to the Effective Time, except for Dissenting Shares for which the right to dissent has been perfected, has not been withdrawn and has not otherwise been lost, will be converted into an amount in cash, without interest, equal to $37.00 (the “Per Share Amount”); provided that each share of Company Common Stock beneficially owned by Acquiror (other than shares held in a trust, fiduciary, or nominee capacity or as a result of debts previously contracted) will be cancelled and no amount of cash or other consideration will be paid in exchange therefor.

3.02.    Cancellation of Shares; Stock Transfers.   At the Effective Time, the shares of Company Common Stock will no longer be outstanding and will automatically be canceled and will cease to exist. Certificates that represented Company Common Stock before the Effective Time will be deemed for all purposes to represent only, and holders of Company Common Stock will have no rights as shareholders of the Company, other than the right to receive, without interest, (A) any then unpaid dividend or other distribution with respect to such Company Common Stock having a record date before the Effective Time and (B) the cash consideration provided for in Section 3.01. After the Effective Time, there will be no transfers of shares of Company Common Stock on the stock transfer books of the Company or the Surviving Corporation, and shares of Company Common Stock presented to the Surviving Corporation or Acquiror for any reason will be cancelled and exchanged in accordance with this Article III.

3.03.    Merger Sub Stock.   Each share of Merger Sub Stock outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

3.04.    Exchange Procedures.   (a) At least two business days prior to the Effective Time, Acquiror will deposit with a depository or trust institution of recognized standing selected by it and reasonably satisfactory to the Company (in such capacity, the “Exchange Agent”), for the benefit of the holders of certificates formerly representing shares of Company Common Stock (“Old Certificates”), cash payable pursuant to Section 3.01 (the “Exchange Fund”). The Exchange Agent shall maintain the Exchange Fund in an account opened in its name and on arms’ length terms with Acquiror Bank.

(b)        Promptly after the Effective Time, but in no event later than five business days thereafter, Acquiror will send or cause to be sent to each person who was a record holder of Company Common Stock immediately before the Effective Time transmittal materials for exchanging Old Certificates. Upon surrender of an Old Certificate for cancellation to the Exchange Agent together with the transmittal materials, duly executed, and such other documents as the Exchange Agent may reasonably require (including customary indemnity if any of such certificates are lost, stolen, or destroyed), the holder of such Old Certificate shall be entitled to receive in exchange therefor a check representing the cash payable pursuant to Section 3.01. No interest will be paid on any such cash or other consideration deliverable pursuant to this Article III upon surrender of Old Certificates. At the twelve-month anniversary of the Effective Time, or at such later date (but in any event prior to such time that such amounts would otherwise escheat to or become property of any Governmental Authority) as the Acquiror determines in its sole discretion, any portion of the Exchange Fund remaining in the possession of the Exchange Agent (together with any dividends or earnings in respect thereof) shall be returned to Acquiror. Any former holders of Company Common Stock who have not theretofore exchanged their Old Certificates for the Per Share Amount pursuant to this Article III shall thereafter be entitled only to look exclusively to Acquiror, and only as general unsecured creditors thereof, for payment of any Per Share Amount which they are entitled to receive upon exchange of their Old Certificates pursuant to this Article III, without any interest thereon; provided, however, that Acquiror shall be entitled to refuse to surrender such payments in accordance with any applicable statutes of limitations or other applicable law.

(c)        None of Acquiror, Merger Sub, the Company and the Exchange Agent will be liable to any former holder of Company Common Stock for any cash from the Exchange Fund properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

3.05.    Stock Options.   (a) The Company shall, in accordance with the terms of the Mid-State Bancshares 2005 Equity Based Compensation Plan, deliver the notice required under Section 6.2 of the Mid-State Bancshares 2005 Equity Based Compensation Plan with respect to Company Stock Options and awards granted under the Mid-State Bancshares 2005 Equity Based Compensation Plan. Prior to the Effective Time and in accordance with the provisions of the Mid-State Bancshares 2005 Equity Based Compensation Plan, each outstanding Company Stock Option granted under the Mid-State Bancshares 2005 Equity Based Compensation Plan, whether vested or unvested immediately prior to the Effective Time, will be cancelled and terminated by the Company in exchange for the right to receive an amount of cash immediately prior to the Effective Time equal to the number of shares of Company Common Stock covered by such Company Stock Option, multiplied by the Option Spread, less applicable Taxes required to be withheld with respect to such payment. In order to facilitate the determination of the amounts to be paid pursuant to the preceding sentence, all Company Stock Options granted under the Mid-State Bancshares 2005 Equity Based Compensation Plan shall cease to be exercisable three days prior to the Effective Time. The “Option Spread” for a Company Stock Option will be equal to the Per Share Amount less the exercise price of the Company Stock Option.

(b)        At least 45 days prior to the Effective Time, the Company shall (i) fully vest all then outstanding Company Stock Options granted under the Mid-State Bancshares 1996 Stock Option Plan, and (ii) give notice (the “Option Notice”) of such vesting and the pendency of the Effective Time to all persons holding outstanding Company Stock Options granted under the Mid-State Bancshares 1996 Stock Option Plan as required under Section 15 of the Mid-State Bancshares 1996 Stock Option Plan. The Option Notice shall provide that during the period commencing on the date that is five days after the date of the Option Notice and ending on the date that is 31 days thereafter (the “Exercise Period”), each person receiving the Option Notice shall have the right to exercise their vested Company Stock Options granted under the Mid-State Bancshares 1996 Stock Option Plan. Any Company Stock Options granted under the Mid-State Bancshares 1996 Stock Option Plan which are not exercised during the Exercise Period will cease to be exercisable after the Exercise Period. After the Exercise Period and prior to the Effective Time each outstanding Company Stock Option granted under the Mid-State Bancshares 1996 Stock Option Plan will be cancelled and terminated by the Company in exchange for the right to receive an amount of cash immediately prior to the Effective Time equal to the number of shares of Company Common Stock covered by such Company Stock Option, multiplied by the Option Spread, less applicable Taxes required to be withheld with respect to such payment.

3.06.    Dissenting Shares.   (a) Notwithstanding any other provision contained in this Agreement, shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a shareholder who has voted such shares against the Merger and who has otherwise taken all of the steps required by Section 1300(b) of the CCC to properly exercise and perfect such shareholder’s dissenter’s rights (any such shares being referred to herein as “Dissenting Shares”) shall, in the event such Dissenting Shares, in the aggregate, represent 5% or more of the outstanding shares of Company Common Stock, be deemed to have ceased to represent any interest in the Surviving Corporation as of the Effective Time and shall be entitled to those rights and remedies set forth in Chapter 13 of the CCC; provided, however, that in the event that a shareholder of the Company fails to perfect, withdraws or otherwise loses any such right or remedy granted by the CCC, the shares of Company Common Stock held by such shareholder shall be converted into the Per Share Amount as specified in this Agreement; and provided further, that in the event Dissenting Shares, in the aggregate, represent less than 5% of the outstanding shares of Company Common Stock, all such Dissenting Shares shall be converted into the Per Share Amount as specified in this Agreement.

(b)        The Company shall give Acquiror (i) prompt notice of any notice or demand for appraisal or payment for shares of Company Common Stock received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. The Company shall not, without the prior written consent of Acquiror, make any payment with respect to, or settle, offer to settle or otherwise negotiate any such demands.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.01.    Forbearances of the Company.   The Company agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Acquiror, it will not, and will cause each of its Subsidiaries not to:

(a)        Ordinary Course.   Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to materially impair its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b)        Operations.   Enter into any new line of business or change its lending, investment, underwriting, risk and asset liability management and other banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(c)        Capital Stock.   Other than pursuant to the terms of Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any Rights, (2) permit any additional shares of its stock to become subject to new options, stock appreciation rights, restricted stock units, phantom stock, or grants, (3) repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Common Stock or other capital security of the Company, (4) effect any recapitalization, reclassification, stock split, reverse stock split, combination or like change in capitalization or (5) enter into, or take any action to cause any holders of Company Common Stock to enter into, any agreement, understanding or commitment relating to the right of holders of Company Common

Stock to vote any shares of Company Common Stock, or cooperate in any formation of any voting trust or similar arrangement relating to such shares.

(d)        Dividends, Distributions, Repurchases.   (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock (other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries and (B) regular quarterly dividends on its common stock, provided that any such dividend shall be at a rate per share not exceeding the rate paid by it during the fiscal quarter immediately preceding the date hereof), or (2) directly or indirectly adjust, split, combine, redeem, reclassify, or purchase or otherwise acquire, any shares of its stock, or purchase or otherwise acquire, any shares of its stock; provided, that (x) if the Merger has not closed on or before April 30, 2007, the Company may increase the rate of dividend payable in the second quarter of 2007 to $0.36 per share; provided, further, that if the regular quarterly dividend payable in the second quarter of 2007 has been paid before April 30, 2007, the Company may declare a special dividend such that the total of all dividends paid in the second quarter of 2007 equals $0.36 per share; and (y) if the Merger has not closed on or before July 31, 2007, the Company may declare a special dividend such that the total of all dividends paid in the third quarter of 2007 equals $0.36 per share; provided, further, that if the regular quarterly dividend payable in the third quarter of 2007 has been paid before July 31, 2007, the Company may declare a special dividend such that the total of all dividends paid in the third quarter of 2007 equals $0.36 per share.

(e)        Dispositions.   Sell, transfer, mortgage, lease, encumber or otherwise dispose of or permit the creation of any Lien (except for a Lien for Taxes not yet due and payable) in respect of, or discontinue any of its assets, deposits, business or properties, except for (1) sales, transfers, mortgages, encumbrances or other dispositions or discontinuances in the ordinary course of business consistent with past practice and in a transaction that does not exceed $150,000 individually and, together with all other such transactions, does not exceed $500,000, (2) sales of mortgages originated for sale in the ordinary course of business consistent with past practice, (3) sales of assets pertaining to Company Bank’s trust business in a fiduciary capacity, and (4) sales of loan participations solely in order to control credit risk or credit concentration, or to comply with loan-to-one-borrower limitations.

(f)         Acquisitions; Leases.   (1) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity or (2) enter into, extend or renew any leases of real property.

(g)        Constituent Documents.   Amend its Constituent Documents or the Constituent Documents (or similar governing documents) of any of its Subsidiaries.

(h)        Accounting Methods.   Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements.

(i)         Adverse Actions.   Notwithstanding anything herein to the contrary, take, or omit to take, any action that is reasonably likely to result in (A) any of the Company’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (B) any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner.

(j)         Company Related Person Contracts.   Enter into, terminate, amend, modify, renew or grant any consent or waiver under, or fail to enforce, any Contract with any Company Related

Person or amend or modify in any material respect any of its existing Contracts with any Company Related Person; provided that this clause (j) shall not apply to any Loan made by Company Bank to any non-executive officer or non-management employee of the Company or its Subsidiaries in the ordinary course of business consistent with past practice.

(k)        Compensation.   (1) Hire any new Employee except as replacement of an existing position with an annual base salary not exceeding $100,000, grant any salary or wage increase, grant new equity-related awards or severance or termination payments or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (A) to make changes that are required by applicable law, (B) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, or (C) for annual salary increases in the ordinary course of business and in accordance with past practice (including with respect to timing and amount) not exceeding, in the aggregate, 3% of annual base salaries for 2006 (except that no increase greater than 3% of an individual’s annual base salary may be granted to any individual whose annual base salary exceeds $100,000 or would exceed $100,000 after giving effect to such increase without Acquiror’s prior written consent); or (2) grant to any existing or new employee a title higher than vice president.

(l)         Benefit Arrangements.   Enter into, establish, adopt, amend, modify (including by way of interpretation) or renew any Benefit Arrangement or any trust agreement (or similar arrangement) related thereto, take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, fund or in any other way secure the payment of compensation or benefits under any Benefit Arrangement, change the manner in which contributions to any Benefit Arrangement are made or determined, or add any new participants to any non-qualified retirement plans (or, with respect to any of the preceding, communicate any intention to take such action), except (1) as may be required by applicable law, (2) to satisfy Previously Disclosed contractual obligations existing as of the date hereof or (3) amendments that do not increase benefits or result in increased administrative costs.

(m)      Taxes.   Make any material Tax election, change any method of Tax accounting or settle any material Tax claim.

(n)        Claims.   (1) Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $100,000 and that would not reasonably be expected to establish an adverse precedent or basis for subsequent settlements or require material changes in business practices or (2) settle any proceeding before a Governmental Authority.

(o)        Capital Expenditures.   Make any capital expenditures in excess of those set forth in Exhibit B hereto.

(p)        Investment Securities.   (1) Sell any investment securities (it being understood that payment at maturity, prepayment by the underlying borrower or call by the issuer shall not constitute sales for purposes of this Section 4.01(p)(1)), or (2) purchase any investment securities, except for purchases of obligations of the U.S. Treasury (or obligations guaranteed by any agency of the U.S. Government) or obligations with an AAA rating of at least one nationally recognized ratings agency, in each case with a duration of two years or more.

(q)        Loans.   (1) Make, renew, extend the maturity of, or alter any of the material terms of any Loan (other than Loans classified special mention, substandard or doubtful by the Company or Company Bank’s state or federal regulations in its most recent examination, referred to herein as “classified Loans” and which are addressed by Section 4.01(q)(2)), to any single borrower and his or her related interests in excess of the principal or commitment amounts of $10,000,000 for new unsecured Loans or renewals of unsecured Loans and $15,000,000 for new secured Loans or renewals of secured Loans; provided that Acquiror will be deemed to have given its consent under this Section 4.01(q)(1) unless Acquiror objects in writing to such transaction no later than two business days after actual receipt by Acquiror of the information relating to the making, renewal or alteration of such Loan as is provided to the Company Board or the Board of Directors or board loan committee of the Company Bank, (2) renew, extend the maturity of, or alter any of the material terms of any classified Loan in excess of the principal amounts of (i) $2,500,000 for unsecured special mention Loans, (ii) $5,000,000 for secured special mention Loans, (iii) $500,000 for unsecured substandard Loans and (iv) $1,000,000 for secured substandard Loans; provided that Acquiror will be deemed to have given its consent under this subsection unless Acquiror objects in writing to such transaction no later than two business days after actual receipt by Acquiror of the information relating to the renewal or alteration of any classified Loan as is provided to the Company Board or the Board of Directors or loan committee of the Company Bank, (3) make any new Loan to a borrower or his or her related interests if such borrower has a substandard or lower graded Loan, or (4) make, renew, extend the maturity of, or alter any of the material terms of any borrowing, other than in the ordinary course of business; provided, however, that brokered certificates of deposit shall not be considered to be borrowings made in the ordinary course of business.

(r)        Material Contracts.   Enter into, renew, amend or terminate, or make any payment not then required under any Material Contract.

(s)        WARN.   Take any action that would cause it or any of its Subsidiaries to have any liability or obligation under the Workers Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101, et seq., or any similar state or local law.

(t)         Commitments.   Enter into any Contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02.    Forbearances of Acquiror.   Notwithstanding anything herein to the contrary, Acquiror agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of the Company, it will not, and will cause each of its Subsidiaries not to:

(a)        Take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except as may be required by applicable law or regulation; provided, Acquiror may make acquisitions, provided that such acquisitions do not present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be materially more difficult to obtain;

(b)        Conduct the business of Acquiror or any of its Subsidiaries other than in the ordinary and usual course or knowingly take any action which is intended, or would reasonably be expected to, materially (i) impede, (ii) delay or (iii) adversely affect the ability of Acquiror to consummate the Merger and the other transactions contemplated by this Agreement; or

(c)        Take, or omit to take, any action that is reasonably likely to result in (i) any of Acquiror’s representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time or (ii) any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01.    Disclosure Schedules.   Before entry into this Agreement, the Company delivered to Acquiror a schedule (“Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or to one or more of its forbearances or covenants contained in Articles IV and VI, respectively (it being agreed that disclosure of any item in any section or subsection of the Disclosure Schedule shall be deemed to apply to each other section or subsection of such Disclosure Schedule if its relevance to the information called for in such section or subsection is reasonably apparent on its face).

5.02.    Standard.   For all purposes of this Agreement, no representation or warranty of the Company or Acquiror contained in Section 5.03 or Section 5.04 (other than (x) the representations and warranties contained in Section 5.03(b), Sections 5.03(l)(9) (last sentence), (l)(13) and (l)(17), which shall be true in all respects, and (y) the representations and warranties contained in Sections 5.03(a), (c), (d), (e), (g), (l) (except for (l)(9)(last sentence), (13), and (17)) and (p) and Section 5.04(a), which shall be true in all material respects) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or Section 5.04, has had or is reasonably likely to have a Material Adverse Effect with respect to the Company or Acquiror, as the case may be.

5.03.    Representations and Warranties of the Company.   Except as Previously Disclosed, as set forth in the Disclosure Schedule delivered to Acquiror by the Company, the Company hereby represents and warrants to Acquiror as follows:

(a)        Organization, Standing and Authority.   It is a corporation duly organized, validly existing and in good standing under the laws of California. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b)        Capitalization.   Its authorized capital stock consists of 100,000,000 shares of Company Common Stock and 25,000,000 shares of Company Preferred Stock. As of October 31, 2006, 22,061,103 shares of Company Common Stock were outstanding, and no shares of Company Preferred Stock were outstanding. As of the date of this Agreement, there are (i) 112,503 Company Stock Options outstanding pursuant to the Mid-State Bancshares 2005 Equity Based Compensation Plan, (ii) 1,801,151 Company Stock Options outstanding pursuant to the Mid-State Bancshares 1996 Stock Option Plan, and (iii) 42,170 shares of restricted stock outstanding, all of which were duly authorized by the Company Board or a duly authorized committee thereof, and granted in accordance with the terms of the Company Stock Plans, as appropriate. Section 5.03(b) of the Disclosure Schedule provides (i) a list of optionees and the date of grant, the expiration date, the number of outstanding Company Stock Options and the exercise price for each outstanding Company Stock Option, and (ii) a list of all holders of restricted stock and the number of shares so held. The outstanding shares of Company Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above and except for shares issuable pursuant to the Company Stock Plans, as of the date of this Agreement, there are no shares of Company Stock reserved for issuance, the Company does not have any Rights outstanding with respect to the Company Common Stock, and the Company does not have any commitment to authorize, issue or sell any Company Common Stock or Rights, except pursuant to this Agreement, outstanding Company Stock Options and the Company Stock Plans. As of the date of this Agreement, the Company has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Company Common Stock. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(c)        Subsidiaries.   (1) (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no Contracts (including Benefit Arrangements) by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly owned Subsidiaries), (D) there are no Contracts relating to its rights to vote or to dispose of such securities, (E) all the equity securities of each Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. § 55 or comparable state laws in the case of bank Subsidiaries), and (F) each Subsidiary that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(2)        Each of its Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified. Company Bank is the Company’s only depository institution Subsidiary, and it (A) is an “insured depository institution” as defined in the Federal Deposit Insurance Act and the applicable regulations thereunder and (B) is “well capitalized” within the meaning of the “prompt corrective action” regulations of the Federal Deposit Insurance Corporation.

(d)        Power.   It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(e)        Authority.   It has duly authorized, executed and delivered this Agreement. The Company Board adopted this Agreement and the plan of merger it contains and adopted resolutions recommending as of the date hereof to the Company’s shareholders approval of the principal terms of this Agreement and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby. Subject only to receipt of the requisite vote of the holders of a majority of the outstanding shares of Company Common Stock to approve the principal terms of this Agreement, this Agreement and the transactions contemplated hereby have been authorized by all necessary respective corporate action. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(f)         Approvals; No Defaults.   (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by foreign, federal and state banking authorities, including applications and notices under the Bank Merger Act, National Bank Act, BHC Act, and the California Financial Code (“CFC”), (B) filings of applications and notices with, and receipt of approvals or nonobjections from, the SEC and state securities authorities, the NASD, applicable securities exchanges and self-regulatory organizations, (C) filing of the Proxy Statement with the SEC, (D) receipt of the shareholder approval described in Section 5.03(e), and (E) the filing of the agreement and plan of merger contemplated by Section 2.03 hereof and the officers’ certificates prescribed by Section 1103 of the CCC. The Company is not aware of any reason why all such necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

(2)        Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g)        Financial Reports and Regulatory Filings; Material Adverse Effect.   (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2003, 2004 and 2005, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 2002 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, its “Regulatory Filings”) with the SEC as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the financial statements contained in or incorporated by reference into each such Regulatory Filing (including the related notes and schedules) fairly presents or will fairly present its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presents or will fairly present, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2)        Except as disclosed in the Regulatory Filings filed prior to the date hereof, none of it or its Subsidiaries has any obligation or liability (whether known, unknown, mature, contingent or otherwise), that, individually or in the aggregate, would reasonably be expected to constitute or have a Material Adverse Effect on it and, since December 31, 2005, on a consolidated basis it and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(3)        Since December 31, 2005, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(h)        Litigation.   Except as explicitly set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 (without giving effect to any amendment filed after the date of this Agreement), there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding), nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitration outstanding against it or any of its Subsidiaries.

(i)         Regulatory Matters.   Except as explicitly set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 (without giving effect to any amendment filed after the date of this Agreement), (1) neither it nor any of its Subsidiaries is subject to, or has been advised that it is reasonably likely to become subject to, any written order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries and (2) it is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Government Authority against it, any of its Subsidiaries or any officer, director or employee thereof.

(j)         Compliance with Laws.   Except as explicitly set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2005 or its Quarterly Report on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006 (without giving effect to any amendment filed after the date of this Agreement), it and each of its Subsidiaries:

(1)        conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including (without limitation) applicable consumer privacy, fair lending, anti-money laundering and anti-discrimination laws, the Bank Secrecy Act, the USA Patriot Act and the Community Reinvestment Act (the “CRA”) (and, with respect to the CRA, currently has a rating of “Satisfactory” or better);

(2)        has all permits, licenses, authorizations, orders and approvals of, and has made on a timely basis all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(3)        has received, since December 31, 2002, no notification or communication from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization;

(4)        (A) has not engaged in any of the practices listed in Office of the Comptroller of the Currency (the “OCC”) Advisory Letter AL 2000-7 as “indications that an institution may be engaging in abusive lending practices” or as practices that “may suggest the potential for fair lending violations”, (B) has not engaged in any “predatory” or “abusive” lending practices as described in the Expanded Guidance for Subprime Lending Programs, issued by the OCC, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision on January 31, 2001, or (C) has not originated, owned or serviced or currently owns or services any Loan subject to the requirements of Section 226.32 of Title Twelve of the Code of Federal Regulations;

(5)        is in compliance with all applicable listing standards of the NASDAQ; and

(6)        is not subject to any order or decree issued by, or a party to any agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or subject to any order or directive by, or a recipient of any supervisory letter from, and has not adopted any board resolutions at the request of any Governmental Authority and has not been advised by any Governmental Authority that it is considering issuing or requesting any such agreement or other action.

(k)        Material Contracts; Defaults.   (1) Except for those agreements and other documents filed as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (B) that restricts the conduct of business by it or any of its Subsidiaries or its other Affiliates or its or their ability to compete in any line of business, (C) that contains an “exclusivity” clause (that is, obligates the Company or any of its Subsidiaries or its other Affiliates to conduct business with another party on an exclusive basis or restricts the ability of the Company or any of its Subsidiaries to conduct business with any person), (D) with respect to employment of an officer, director or consultant, (E) any Contract calling for annual payments of $100,000 or more by it or its Subsidiaries and that is not terminable at will or with notice of 30 days or less without payment by it or its Subsidiaries of any premium or penalty, or (F) any Contract between it or any of its Subsidiaries on the one hand, and a Company Related Person, on the other, other than any Loan made by Company Bank to a non-executive officer or non-management employee of it or its Subsidiaries in the ordinary course of business consistent with past practice.

(2)        Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(l)         Employee Benefit Plans.   (1) All of its Benefit Arrangements are Previously Disclosed. True and complete copies of all Benefit Arrangements, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Arrangements, and all amendments thereto, have been made available to Acquiror. It has delivered to Acquiror (i) all summary plan descriptions, summaries and descriptions furnished to participants and beneficiaries regarding any Benefit Arrangement, (ii) all personnel, payroll and employment manuals and policies, (iii) a written description of any Benefit Arrangement that is not otherwise in writing, (iv) all material registration statements filed with respect to any Benefit Arrangement which are currently in effect, (v) all insurance policies purchased by or to provide benefits under any Benefit

Arrangement which are currently in effect, (vi) all material reports submitted since December 31, 2003, by third-party administrators, actuaries, investment managers, trustees, consultants or other independent accountants with respect to any Benefit Arrangement, (vii) all material notices that were given by the Company or any ERISA Affiliate or any Benefit Plan to the IRS or any participant or beneficiary, with respect to any Benefit Arrangement pursuant to statute, since December 31, 2003, including notices that are expressly mentioned elsewhere in this Section 5.03(l), (viii) all notices that were given by the IRS or the Department of Labor to the Company or any ERISA Affiliate or any Benefit Arrangement since December 31, 2003, and (ix) with respect to Pension Plans (as defined below), the most recent determination letter or opinion letter, for each such plan.

(2)        Each of its Benefit Arrangements which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such letter within the applicable remedial amendment period under Section 401(b) of the Code, and it is not aware of any circumstances reasonably likely to result in loss of qualification of any such Pension Plan under Section 401(a) of the Code.

(3)        Neither it nor any ERISA Affiliate has ever established, maintained or contributed to or otherwise participated in, or had an obligation to maintain or contribute to or participate in, (i) any plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) any multiemployer plan (as defined in Section 3(37) of ERISA), (iii) any voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, (iv) any organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, or (v) any welfare benefit fund as defined in Section 419(e) of the Code.

(4)        To the best of Company’s knowledge, each Benefit Arrangement has been at all times operated in accordance with its terms and the Company and the ERISA Affiliates, with respect to all Benefit Arrangements are, and each Benefit Arrangement is, in material compliance with ERISA, the Code, and other applicable laws including the provisions of such laws expressly mentioned in this Section 5.03(l).

(5)        No plan subject to Title IV of ERISA or Section 412 of the Code has ever been merged with or into the 401(k) Plan and there has never been a direct transfer of assets (other than in a direct rollover) or liabilities from a plan subject to Title IV of ERISA or Section 412 of the Code to the 401(k) Plan. Other than the 401(k) Plan, no Benefit Arrangement is invested in or provides the opportunity for the purchase of any employer security (within the meaning of Section 407(d) of ERISA).

(6)        Neither it nor any ERISA Affiliate has engaged in a transaction with respect to any of its Benefit Arrangements that could subject it or any of its ERISA Affiliates to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA. Neither it nor any of its ERISA Affiliates has incurred or reasonably expects to incur a tax or penalty imposed by Section 502 of ERISA.

(7)        All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings and all contributions made or accrued with respect to all the Benefits Arrangements are deductible under Section 162 or 404 of the Code.

(8)        Except as disclosed in Section 5.03(l)(8) of the Disclosure Schedule, neither it nor any of its ERISA Affiliates has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement. Either it or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination. It and its ERISA Affiliates have complied with the provisions of Section 601 et seq. of ERISA and Section 4980B of the Code, the provisions of Section 701 et seq. of ERISA and subtitle K of the Code, Sections 1171 through 1179 of the Social Security Act (relating generally to privacy, security and electronic transfer of health information) and the provisions of the Health Insurance Portability and Accountability Act of 1996.

(9)        There has been no amendment to, announcement by it or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement which would increase the expense of maintaining such Benefit Arrangement above the level of the expense incurred therefor for the most recent fiscal year. Excluding any agreements listed in Section 5.03(l)(17) of the Disclosure Schedule and except as disclosed in Section 5.03(l)(9) of the Disclosure Schedule, neither its execution of this Agreement, the performance of its obligations hereunder, the consummation of the transactions contemplated hereby, the termination of the employment of any of its employees within a specified time of the Effective Time nor shareholder approval of the transactions covered by this Agreement, will (A) limit its right, in its sole discretion, to administer or amend in any respect or terminate any of its Benefit Arrangements or any related trust, (B) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, or (C) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements. Without limiting the foregoing, except as disclosed in Section 5.03(l)(9) of the Disclosure Schedule, as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any Employees within a specified time of the Effective Time) neither it nor any of its Subsidiaries will be (i) obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, or (ii) be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax under Section 4999 of the Code on a payment to such person.

(10)     There are no surrender charges, penalties, or other costs or fees that would be imposed by any person against the Company, an ERISA Affiliate, a Benefit Arrangement, or any other person, including a Benefit Arrangement participant or beneficiary, as a result of the hypothetical liquidation as of the Effective Time of any insurance, annuity, or investment contracts or any other similar investment held by any Benefit Arrangement.

(11)     All Company Stock Options that have been granted under the Company Stock Plans were granted (without giving effect to any amendment thereto) with an exercise price that equaled, at the time of such grants, at least the fair market value of the Company Common Stock on the date of grant and no Company Stock Option is subject to Section 409A of the Code.

(12)     To the best of Company’s knowledge, all nonqualified deferred compensation arrangements (as determined under Section 409A of the Code) which are subject to Section 409A of the Code have been operated in good faith compliance with Section 409A of the Code since the enactment of Section 409A of the Code.

(13)     Excluding any agreements listed in Section 5.03(l)(17) of the Disclosure Schedule and except as disclosed in Section 5.03(l)(13) of the Disclosure Schedule, neither it nor any ERISA Affiliate is a party to any change in control or severance agreement or any other agreement (other than the NQDC Plans and Benefit Arrangements that are Pension Plans) that would provide for any payment to any Employee or any current or former director of the Company or any ERISA Affiliate as a result of the consummation of the transactions contemplated hereby (including as a result of the termination of the employment of any Employees or any current or former director of the Company or any ERISA Affiliate within a specified time of the Effective Time).

(14)     Benefits, participation and vesting under all Inherited NQDC Plans have been frozen prior to the date of this Agreement such that there can be no increase in the benefit obligations under any Inherited NQDC Plan since such plan freeze and no Inherited NQDC Plan is subject to Section 409A of the Code. Section 5.03(l)(14) of the Disclosure Schedule sets forth (i) a list of all persons with any account balance or accrued benefit under the NQDC Plans or the Inherited NQDC Plans, (ii) a schedule of payments due under any Inherited NQDC Plan that is not an account balance plan (including beginning dates, ending dates, amounts and any applicable cost of living adjustments), and (iii) copies of all current participant distribution elections made under the NQDC Plans and any Inherited NQDC Plans that are account balance plans.

(15)     Section 5.03(l)(15) of the Disclosure Schedule sets forth a complete list of all life insurance policies owned by the Company or any ERISA Affiliate and any effective surrender charges associated with such policies. Complete copies of all life insurance policies owned by the Company or any ERISA Affiliate have been delivered to Acquiror.

(16)     Neither the Company nor any ERISA Affiliate is a party to any split-dollar life insurance arrangement.

(17)     Section 5.03(l)(17) of the Disclosure Schedule sets forth a list of each Employee who has entered into a retention agreement or employment agreement with Company Bank during the period commencing on October 25, 2006 and ending on the date hereof.

(m)      Taxes.   (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly, timely and accurately filed, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income taxes or those of its Subsidiaries. It has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed before the date hereof. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. Neither it nor any of its Subsidiaries has been a party to any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(n)        Books and Records; Accounting Controls.   (1) Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained, and there are no inaccuracies or discrepancies of any kind contained or reflected therein; and (2) each of it and its Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Company Board, that: (A) all transactions are executed in accordance with management’s general or specific authorization; (B) all transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to any criteria applicable to such statements and to maintain accountability for assets; (C) access to the assets of it and its Subsidiaries is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(o)        Takeover Laws and Provisions.   It has taken all action required to be taken by it in order to exempt this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby from, and this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”). It has taken all action required to be taken by it in order to make this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby comply with, and this Agreement and the Voting Agreements and the transactions contemplated hereby and thereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(p)        Financial Advisors.   None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, it has retained Sandler O’Neill & Partners, L.P. as its financial advisor, the full arrangements with which have been disclosed to Acquiror prior to the date hereof. As of the date of this Agreement, the Company has received an opinion of Sandler O’Neill & Partners, L.P., issued to the Company, to the effect that the Per Share Amount is fair from a financial point of view to holders of the Company Common Stock.

(q)        Sarbanes-Oxley Act.   It is in compliance with the provisions of the Sarbanes-Oxley Act (including, without limitation, Section 404), and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

(r)        Labor Matters.   Except as set forth in Section 5.03(r) of the Disclosure Schedule, neither it nor any of its Subsidiaries, other than the Company Bank, has any Employees. Neither it nor any of its Subsidiaries has improperly classified any person as an independent contractor, or granted any independent contractor any benefits under any Benefit Arrangement. Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining Contract with a labor union or labor organization, nor is it or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries, pending or, to the best of its knowledge, threatened, nor it is aware, as of the date of this Agreement, of any activity involving it or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organizational activity. The consummation of the Merger and the other transactions contemplated hereby will not entitle any third party (including any labor union or labor organization) to any payment under any Contract relating to labor matters to which the Company or any of its Subsidiaries is a party.

(s)        Environmental Matters.   The Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; there are no proceedings, claims, actions, or investigations of any kind, pending or threatened, arising under or relating to any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; the Company and its Subsidiaries are not subject to any agreements, orders, judgments or decrees imposing liability or obligation under or relating to any Environmental Law; there are and have been no Materials of Environmental Concern or other conditions at any property (currently or formerly owned, operated, or otherwise used by, the Company or any of its Subsidiaries) that could reasonably be expected to result in any liability or obligation on the part of the Company or any of its Subsidiaries; and there are no other events, conditions, circumstances, practices, plans, or legal requirements that could give rise to obligations or liabilities under any Environmental Law.

(t)         Property.   It has good, and, in the case of real property, insurable, title to, or, in the case of securities and investments, a “security entitlement” (as defined in the Uniform Commercial Code) in, or in the case of leased property, a valid leasehold interest in, all property (whether real or personal, tangible or intangible, and including securities and investments) and assets purported to be owned or leased by it or any of its Subsidiaries, and such property and assets are not subject to any Liens except mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or similar Liens arising in the ordinary course of business consistent with past practice.

(u)        Interests of Certain Persons.   No Company Related Person has any interest in any property (whether real or personal, tangible or intangible) or Contract used in or pertaining to the business of it or any of its Subsidiaries and any transactions between any such person and it or any of its Subsidiaries have been conducted and are being performed on an arms’ length basis.

(v)        Insurance Coverage.   It and each of its Subsidiaries maintain adequate insurance coverage for all normal risks incident to the respective businesses of it and each of its Subsidiaries and their respective properties and assets. Such coverage is of a character and amount at least equivalent to that typically carried by persons of similar size engaged in similar businesses and subject to the same or similar perils or hazards. Section 5.03(v) of the Disclosure Schedule sets forth a complete and correct list of each Contract representing such coverage.

(w)       Extensions of Credit.   Each loan, revolving credit facility, letter of credit or other extension of credit (including in the form of leases) or commitment to extend credit (collectively, “Extensions of Credit”) made or entered into by it or one of its Subsidiaries is evidenced by promissory notes or other evidences of indebtedness, which, together with all security agreements and guarantees, are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under any Extension of Credit. Its records adequately reflect the Extensions of Credit under which its or its Subsidiaries’ counterparties are currently in default.

Section 5.03(w) of the Disclosure Schedule sets forth a complete and correct list of all Extensions of Credit that have been classified by it as “Special Mention”, “Substandard”, “Doubtful”, “Loss”, “Classified”, “Criticized” or words of similar import.

(x)        Interest Rate Risk Management Instruments.   All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements (collectively, “Interest Rate Instruments”), if any, whether entered into for the account of it or for the account of a customer of it or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable rules, regulations and policies of any Governmental Authority and with counterparties believed to be financially responsible at the time. All Interest Rate Instruments are valid and legally binding obligations of it or one of its Subsidiaries and, to its knowledge, the counterparty or counterparties thereto, are enforceable in accordance with their terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) and are in full force and effect. Neither it nor any of its Subsidiaries, and, to its knowledge, any counterparty or counterparties, is in breach of any provision of or in default (or, with the giving of notice or lapse of time or both, would be in default) under, and has not taken any action resulting in the termination of, acceleration of performance required by, or resulting in a right of termination or acceleration under, any Interest Rate Instrument. Section 5.03(x) of the Disclosure Schedule sets forth a complete and correct list of all Interest Rate Instruments.

(y)        Trust Business.   It and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither it nor its Subsidiaries, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

(z)        Intellectual Property.   (1) Section 5.03(z) of the Disclosure Schedule sets forth a true and complete list of all registered and/or material Intellectual Property owned by it and its Subsidiaries (collectively, the “Scheduled Intellectual Property”) indicating for each registered item the registration number and jurisdiction of registration. It or its relevant Subsidiary exclusively owns (beneficially, and of record where applicable) all Scheduled Intellectual Property, free and clear of all encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company’s use thereof or its rights thereto. It and its Subsidiaries have sufficient rights to use all Intellectual Property used in its business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. It and its Subsidiaries do not and have not in the past five years infringed or otherwise violated the Intellectual Property rights of any third party. Consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which it or any of its Subsidiaries is permitted to use any Intellectual Property licensed from third parties and will not create any rights by third parties to use any Intellectual Property owned by Acquiror or Acquiror’s Subsidiaries.

(2)        It and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by it and its Subsidiaries, and, to the Company’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

(3)        The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by it in connection with its business, and have not materially malfunctioned or failed within the past three years. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. It and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices. It and its Subsidiaries have in place reasonable security measures (which at a minimum comply with applicable law) for the protection of customer financial and other confidential information.

(4)        For purposes of this Section 5.03(z), “Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights; and “IT Assets” means the Company’s and the Company’s Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

(aa)      Non-Competition/Non-Solicitation.   Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition or non-solicitation agreement or any other agreement or obligation (1) that limits, purports to limit, or would limit in any respect the manner in which, or the localities in which, any business of the Company or its Affiliates is or could be conducted or the types of business that the Company or its Affiliates conducts or may conduct, (2) that could reasonably be understood to limit or purport to limit in any respect the manner in which, or the localities in which, any business of Acquiror or its Affiliates is or could be conducted or the types of business that Acquiror or its Affiliates conducts or may conduct, or (3) that limits, purports to limit or would limit in any way the ability of the Company and its Subsidiaries to solicit prospective employees or would so limit or purport to limit the ability of Acquiror or its affiliates to do so.

(bb)     Absence of Undisclosed Liabilities and Changes.   Except as disclosed in the Company’s Regulatory Filings filed with the SEC prior to the date hereof, none of the Company or its Subsidiaries has any obligation or liability (whether or not required to be reflected in financial statements prepared in accordance with GAAP or otherwise), that, individually or in the aggregate, would reasonably be expected to constitute or have a Material Adverse Effect on the Company, and, since December 31, 2005, on a consolidated basis the Company and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

5.04.    Representations and Warranties of Acquiror.   Acquiror hereby represents and warrants to the Company as follows:

(a)        Organization, Standing and Authority.   Each of Acquiror and Merger Sub is, and as of the date of the Closing will be, a private-law entity or a corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of their respective incorporation.

(b)        Power and Authority.   Each of Acquiror and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and each has or as of the date of the Closing will have, the corporate power and authority to consummate the transactions contemplated hereby. Acquiror has duly executed and delivered this Agreement. No vote of Acquiror’s stockholders is necessary to approve this Agreement or the Merger, and this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action. This Agreement is a valid and legally binding obligation of Acquiror, enforceable in accordance with its terms.

(c)        Consents and Approvals.   No notices, applications or other filings are required to be made by it or any of its Subsidiaries with, nor are any consents, approvals, registrations, permits, expirations of waiting periods or other authorizations required to be obtained by it or any of its Subsidiaries from, any Governmental Authority or third party in connection with the execution, delivery or performance by it of this Agreement or the consummation of the transactions contemplated hereby, except for filings of applications and notices with, receipt of approvals or no objections from, and expiration of related waiting periods required by U.S. federal and state banking authorities and foreign banking authorities, including applications and notices under the BHC Act, the Bank Merger Act, the CFC and The Nederlandsche Bank. It is not aware of any reason why all such necessary consents, approvals, permits and other authorizations will not be received in order to permit consummation of the Merger and the transactions contemplated hereby on a timely basis.

(d)        No Defaults.   Subject to making the filings and receiving the consents and approvals referred to in Section 5.04(c), the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate, conflict with, require a consent or approval under, result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the right of termination of, accelerate the performance required by, increase any amount payable under, change the rights or obligations of a party under, or give rise to any Lien or penalty under, the terms, conditions or provisions of (1) its Constituent Documents or those of its Subsidiaries, (2) any contract, commitment, agreement, arrangement, understanding, indenture, lease, policy or other instrument of it or any of its Subsidiaries, or by which it or any of its Subsidiaries is bound or affected, or to which it or any of its Subsidiaries or its or their respective businesses, operations, assets or properties is subject or receives benefits or (3) any law, statute, ordinance, rule, regulation, judgment, order, decree, permit or license.

(e)        Financial Advisors.   None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein in a manner that could result in a claim against the Company.

ARTICLE VI

COVENANTS

6.01.    Reasonable Best Efforts.   (a) Subject to the terms and conditions of this Agreement, Acquiror and the Company will each use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

(b)        Without limiting the generality of Section 6.01(a), the Company agrees to use its reasonable best efforts to obtain the consent or approval of all persons party to a Contract with the Company or any of its Subsidiaries, to the extent such consent or approval is required in order to consummate the Merger and the Other Mergers or for the Surviving Corporation to receive the benefit of such Contract.

6.02.    Shareholder Approval.   The Company Board will submit to its shareholders the principal terms of this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, the Company will take, in accordance with the CCC, other applicable law, applicable NASDAQ National Market System rules, the rules of any other relevant exchange and its Constituent Documents, all action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “Company Meeting”), as promptly as practicable, to consider and vote upon approval of the principal terms of this Agreement as well as any other such related matters. The Company Board will use all reasonable best efforts to obtain from its shareholders a vote approving the principal terms of this Agreement, including providing an unqualified recommendation that its shareholders vote in favor of the Merger. The Company Board will not impose a requirement that the holders of more than a majority of the outstanding shares of the Company Common Stock entitled to vote on the Merger and the principal terms of the Agreement approve the Merger and the principal terms of the Agreement. If the Company Board, after consultation with (and based on the advice of) outside counsel, determines in good faith that, because of the receipt by the Company of an Acquisition Proposal that the Company Board concludes in good faith constitutes a Superior Proposal, it would more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend the approval of the principal terms of this Agreement, then, in submitting the principal terms of this Agreement to the Company Meeting, the Company Board may submit principal terms of this Agreement to its shareholders without recommendation (although the resolutions adopting this Agreement as of the date hereof may not be rescinded or amended), in which event the Company Board may communicate the basis for its lack of a recommendation to the shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Company Board may not take any actions under this sentence until after giving Acquiror at least five business days to respond to such Acquisition Proposal (and after giving Acquiror notice of the latest material terms, conditions and identity of the third party in the Acquisition Proposal) and then taking into account any amendment or modification to this Agreement proposed by Acquiror.

6.03.    Proxy Statement.   (a) The Company will prepare a proxy statement for the Company Meeting (the “Proxy Statement”) and all related documents, and file a preliminary draft Proxy Statement with the SEC no later than December 15, 2006. Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Proxy Statement and any amendment or supplement thereto, the solicitation of proxies and preparation for the Company Meeting, and, the Company agrees to file the Proxy Statement and any amendment or supplement thereto with the SEC within the time required to permit the Company Meeting to be held as promptly as reasonably practicable and the Closing to occur in a timely manner. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment to the Proxy Statement prior to filing it with the SEC.

(b)        The Company shall promptly notify Acquiror of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Acquiror copies of all correspondence between the Company or any of its representatives and the SEC with respect to the Proxy Statement. The Company and Acquiror shall each use its best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(c)        Each of Acquiror and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Acquiror and the Company each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement.

6.04.    Press Releases.   Acquiror and the Company will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable under the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules; provided, however, that such party shall immediately inform the other party of the issuance of such public communication or the making of such public statement. Acquiror and the Company will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

6.05.    Access; Information.   (a) The Company agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, but without causing unreasonable disruption to its business, it will (and will cause its Subsidiaries to) afford Acquiror, and officers, employees, counsel, accountants of Acquiror and its Affiliates and other authorized Representatives, such access during normal business hours to the Company’s books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as Acquiror may reasonably request and the Company will furnish promptly to Acquiror (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as Acquiror may reasonably request. Acquiror shall have the opportunity to conduct an environmental assessment of the parcels of real property owned by the Company, Company Bank or their Subsidiaries (which, for the avoidance of doubt, shall not include the property referred to as the “Gibson” site), using a consulting firm or consulting firms reasonably acceptable to the Company. Such assessment shall consist, for each property, of a “phase one” review, to be followed by a “phase two” review where Acquiror, in its reasonable discretion, shall deem necessary, but shall be completed within 90 days of the date hereof. In connection with such assessment, the Company, Company Bank and their Subsidiaries shall cooperate and assist Acquiror’s environmental consultant or consultants in the preparation of the environmental assessment and make reasonably available its properties, records, documents, consultants and employees. Acquiror and Acquiror Bank shall hold, and shall cause their counsel, accountants and other agents and representatives to hold, all such information and documents in accordance with, and subject to the terms of, the Confidentiality Agreement.

(b)        Acquiror will hold confidential any information which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement between Acquiror and the Company, dated June 6, 2006 (the “Confidentiality Agreement”).

6.06.    Acquisition Proposals.   (a) The Company will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors and Affiliates not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that in the event the Company receives an unsolicited bona fide Acquisition Proposal, including from an Other Person (as defined below) after the execution of this Agreement, and the Company Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Company Board concludes in good faith (and based on the advice of outside counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided further that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to the Company than the Confidentiality Agreement (without regard to any modification thereof pursuant hereto). The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before and/or on the date of this Agreement with any persons other than Acquiror (“Other Persons”) with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. The Company will promptly (within 24 hours) advise Acquiror following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Acquiror apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.

(b)        Nothing contained in this Agreement shall prevent the Company or the Company Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.07.    Takeover Laws and Provisions.   The Company will not take any action that would cause the transactions contemplated hereby or by the Voting Agreements to be subject to requirements imposed by any Takeover Law and the Company will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. The Company will not take any action that would cause the transactions contemplated hereby or by the Voting Agreements not to comply with any Takeover Provisions and the Company will take all necessary steps within its control to make those transactions comply with (or continue to comply with) any Takeover Provisions.

6.08.    Regulatory Applications; Third-Party Consents; Estoppel Certificates.   (a) Each of Acquiror and the Company and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all Governmental Authorities that are required to be effected or obtained by it (the “Requisite Regulatory Approvals”), and use all reasonable best efforts to take all actions required to eliminate any impediments, known or which may become known to either party, to the receipt of any Requisite Regulatory Approval as soon as reasonably possible, and of all other third parties from which it is required to obtain consents (the “Third-Party Consents”), necessary to consummate the transactions contemplated hereby, and to obtain customary estoppel certificates from landlords under the leases of real property under which the Company, Company Bank or any of their Subsidiaries is a lessee or sublessee, and will make all necessary filings in respect of those Requisite Regulatory Approvals and Third-Party Consents for which it is responsible within 30 days after the date hereof or, if making such filings within the prescribed 30-day period is not reasonably practicable, as soon as reasonably practicable thereafter. Each of Acquiror and the Company will have the right to review in advance, promptly comment on and receive copies of correspondence and requests for amendments or supplements to such filings and, to the extent practicable, each party will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals and Third-Party Consents. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. In addition, each party will (i) promptly inform the other party of (and supply to the other party) any communication (or other correspondence or memoranda) received by such party from, or given by such party to, any Governmental Authority regarding any of the transactions contemplated hereby, and (ii) consult with the other party in advance, to the extent practicable and not prohibited by law, of any meeting or conference with any Governmental Authority. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

(b)        Acquiror and the Company will, subject to applicable laws relating to the exchange of information, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby. Each party will cooperate with the other party and will assist the other party as reasonably requested to permit the other party to obtain the Requisite Regulatory Approvals and Third-Party Consents to be obtained by the other party.

6.09.    No Rights Triggered.   The Company shall take all reasonable steps necessary to ensure that the entering into of this Agreement and the Voting Agreements and the consummation of the transactions contemplated hereby and thereby, and any other action or combination of actions, or any other transactions contemplated hereby or thereby, do not and will not result in the grant of any Rights to any person (a) under the Company’s Constituent Documents or (b) under any material Contract to which the Company or any of its Subsidiaries is a party except, in each case, as Previously Disclosed or contemplated by this Agreement and the Voting Agreements.

6.10.    Indemnification.   (a) Following the Effective Time and for a period of six years thereafter, the Surviving Corporation will indemnify, defend and hold harmless the present and former directors, officers and employees of the Company and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), to the full extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Constituent Documents and indemnification agreements, if any, in effect on the date of this Agreement with the Company and its Subsidiaries.

(b)        For a period of six years following the Effective Time, the Surviving Corporation will use all reasonable best efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of the Company or any of their respective Subsidiaries with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by the Company; provided that (1) in no event shall the Surviving Corporation be required to expend in the aggregate over such six-year period, more than 250 percent of the current amount expended yearly by the Company to maintain or procure such directors’ and officers’ insurance coverage; (2) if the cost thereof exceeds the threshold of subparagraph (1) or if the Surviving Corporation is otherwise unable to maintain or obtain the insurance called for by this Section 6.10(b), the Surviving Corporation will use all reasonable best efforts to obtain as much comparable insurance as is reasonably available at an aggregate cost of not more than 250 percent of the current amount expended yearly by the Company to maintain or procure such directors’ and officers’ insurance coverage; and (3) present and former officers and directors of the Company or any Subsidiary may be required to make application and provide customary representations and warranties to the Surviving Corporation’s insurance carrier for the purpose of obtaining such insurance.

(c)        Any Indemnified Party wishing to claim indemnification under Section 6.10(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify the Surviving Corporation; provided that failure so to notify will not affect the obligations of the Surviving Corporation under Section 6.10(a) unless and to the extent that the Surviving Corporation is materially prejudiced as a consequence. In the event of a Claim (whether arising before or after the Effective Time), (1) Acquiror or the Surviving Corporation shall have the right to assume the defense thereof and Acquiror shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Acquiror or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between Acquiror or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Acquiror or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Acquiror shall be obligated pursuant to this Section 6.10(c) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) Acquiror shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; and provided further that Acquiror shall not have any obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(d)        If the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will assume the obligations set forth in this Section 6.10. Without limiting the generality of the foregoing, upon the occurrence of the Holding Company Merger, Acquiror will assume the obligations of the Surviving Corporation under this Section 6.10.

(e)        The provisions of this Section 6.10 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

6.11.    Funds.   Acquiror shall cause Merger Sub to have, at the Effective Time, cash on hand in an aggregate amount sufficient to enable Merger Sub to timely perform its obligations hereunder, including to pay in full (i) an amount equal to the Exchange Fund, and (ii) all fees and expenses payable by Merger Sub in connection with this Agreement and the transactions contemplated hereby.

6.12.    Employee Matters.   (a) As soon as possible after the date hereof, but in no event later than 10 days prior to the Effective Time, the Company shall amend, or shall cause the Company Bank to amend, the 401(k) Plan, in accordance with ERISA and the Code, to (i) provide that the only form of benefit payment under the 401(k) Plan is a single lump sum payment, (ii) provide that from and after the date of amendment, 401(k) Plan participants may not take out more than one 401(k) Plan loan, (iii) prohibit any subsequent investment in employer securities (as defined in Section 407(d) of ERISA), and (iv) comply with final regulations issued under Sections 401(k) and 401(m) of the Code. All 401(k) Plan participants shall be fully vested in their 401(k) Plan accounts effective immediately prior to the Effective Time. The Company shall terminate, or shall cause the Company Bank to terminate, the 401(k) Plan effective immediately prior to the Effective Time. As of the Effective Time, all employees of the Company and its Subsidiaries as of the Effective Time who continue to be employed by Acquiror Bank or its Subsidiaries after the Effective Time (the “Covered Employees”) who have sufficient service (taking into account service credited pursuant to Section 6.12(c)) under the tax-qualified retirement plan maintained by Acquiror Bank, shall be allowed to enter active participation in the tax-qualified retirement plan maintained by Acquiror Bank in accordance with its terms and conditions and the tax-qualified retirement plan maintained by Acquiror Bank shall agree to accept rollovers of Covered Employees’ account balances (provided such balances constitute an “eligible rollover distribution” under Section 402(c) of the Code), including one loan, subject to the receipt of a favorable determination letter regarding the termination of the 401(k) Plan, or at an earlier time as agreed to by the parties. During the period commencing on the date hereof and ending on the Effective Time, Company Bank will use its reasonable best efforts to provide advice and guidance to Employees with more than one loan outstanding under the 401(k) Plan regarding refinancing and consolidating loans so that such Employees only have one outstanding loan under the 401(k) Plan as of the Effective Time. Any discretionary profit sharing contribution made to the 401(k) Plan, in accordance with its terms, for the 2006 plan year shall not exceed $2,035,000 in the aggregate. No discretionary profit sharing contribution shall be made to the 401(k) plan with respect to the 2007 plan year.

(b)        The Company shall terminate, or shall cause the Company Bank to terminate, effective immediately prior to the Effective Time, (i) all Benefit Arrangements which are employee welfare benefit plans, as defined in Section 3(1) of ERISA (other than the Benefit Arrangement that provides Employees with medical insurance coverage (exclusive of dental or vision)) and (ii) the Employee Service Awards Program, the Education Assistance Program, the Employee Compassion Fund, the Employee Computer Purchase Program, and the Employee Business Expense Reimbursement Program. Acquiror Bank shall be responsible for making tuition reimbursements to any Covered Employees who (i) obtained all necessary approvals under the Education Assistance Program prior to the Effective Time, and (ii) satisfy all necessary requirements for reimbursement under such plan after the Effective Time. The Company agrees (and the Company shall cause the Company Bank to agree) that the Benefit Arrangement which provides Employees with medical insurance coverage, may be terminated, modified or merged into Acquiror Bank’s employee welfare benefit plans on or after December 31, 2007, as determined by Acquiror in its sole discretion, subject to compliance with applicable law.

(c)        Immediately prior to the Effective Time, the Company shall, or shall cause the Company Bank to cash out the vacation time accrued by Covered Employees with respect to calendar year 2006 that is in excess of one week.

(d)        The Acquiror Bank shall (1) provide all Covered Employees with service credit for purposes of eligibility, participation, vesting and levels of benefits (but not for benefit accruals under any defined benefit pension plan), under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by the Acquiror Bank in which Covered Employees are eligible to participate, for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by the Company for purposes of a comparable plan in which the applicable Covered Employee participated immediately prior to the Effective Time and (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of the Acquiror Bank to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time.

(e)        Prior to the Effective Time, the Company shall amend, or shall cause the Company Bank to amend, the NQDC Plans to (i) provide for a freeze of the NQDC Plans as of the Effective Time, such that there shall be no distribution elections, deferrals or contributions made after the Effective Time, (ii) provide that (contingent on the Effective Time occurring) from and after the Effective Time, all NQDC Plan accounts shall only be credited with earnings equal to the rate of interest on the United States Treasury ten-year note, reset quarterly and that no other measure shall be used to determine earnings on NQDC Plan account balances, (iii) prohibit deferrals of any incentive compensation earned with respect to services rendered during the 2007 calendar year, (iv) provide that all account balances under the NQDC Plans shall be fully vested as of the Effective Time, and (v) comply with Section 409A of the Code. From and after the date hereof, neither the Company nor any ERISA Affiliate shall (i) make any Discretionary Contribution under the Mid-State Bank & Trust 2001 Deferred Compensation Plan, (ii) make any contribution under the Mid-State Bank & Trust Deferred Compensation Plan, or (iii) establish any Grantor Trust; provided, however, that the Company Bank may establish Grantor Trusts for the NQDC Plans in a form approved in writing by the Acquiror (with such approval not being unreasonably withheld) which may provide for funding at the Effective Time in an amount not to exceed the accrued benefit liabilities under the NQDC Plans determined as of immediately prior to the Effective Time and as reflected on the Company Bank’s financial statements immediately prior to the Effective Time, subject to Acquiror’s consent to the funding level so determined (with such approval not being unreasonably withheld). Effective as of the Effective Time Acquiror will, or Acquiror will cause Acquiror Bank to, assume the NQDC Plans, as frozen as described in this Section 6.12(e) and the Inherited NQDC Plans. All benefits accrued under the NQDC Plan and the Inherited NQDC Plans will be distributed to participants in accordance with the terms of the NQDC Plans and the Inherited NQDC Plans and the individual participants’ elections; provided that the NQDC Plans and Inherited NQDC Plans shall not be terminated until all such distributions have been made to participants in accordance with participants’ elections.

(f)         Prior to the Effective Time, the Company shall amend, or shall cause the Company Bank to amend, all nonqualified deferred compensation arrangements (as determined under Section 409A of the Code) which are subject to Section 409A of the Code to comply with Section 409A of the Code and all such arrangements shall be operated in good faith compliance with Section 409A of the Code through and including the Effective Time.

(g)        From and after the date of this Agreement, the Company shall not permit any Company Stock Option surrender under Section 2.6 of the Mid-State Bancshares 2005 Equity Based Compensation Plan. Any “cashless exercise” of Company Stock Options shall be made in compliance with all applicable laws and regulations. The Company shall terminate all Company Stock Option Plans immediately prior to the Effective Time.

(h)        The Company shall deliver to Acquiror a true and complete list of all Company Stock Options exercised during the one year period preceding the Effective Time that includes the name of the optionee, the exercise price, the exercise date, the exercise amount, the number of shares of Company Common Stock received under such Company Stock Options, an indication of whether such Company Stock Options were “incentive stock options” under Section 422 of the Code, and whether there has been a “disqualifying disposition” (as determined under Section 422 of the Code) of any shares of Company Common Stock acquired under such Company Stock Options.

(i)         Prior to the Closing, the Company will use its reasonable best efforts to obtain a cancellation of all the agreements and arrangements listed in Section 5.03(l)(13) of the Disclosure Schedule.

(j)         Severance benefits will be provided to Eligible Employees (as that term is defined in Exhibit C) hereto in accordance with Exhibit C. From and after the Effective Time, the severance benefits described in Exhibit C shall be the only severance benefits available to Eligible Employees.

(k)        Immediately prior to the Effective Time, the Company shall terminate, or shall cause the Company Bank to terminate, the Executive Incentive Compensation Plan, the Incentive Reward Annual Plan, the Employee Referral Program, the Trust & Investment Management Incentive Program, the Trust & Investment Commission Program, the Equipment Lease Referral Plan and the Notary Incentive Plan. If the Effective Time occurs after December 31, 2006, then upon termination, the Executive Incentive Compensation Plan and the Incentive Reward Annual Plan shall provide for a pro rated incentive for services rendered during calendar year 2007, based on the ratio of the number of calendar days during 2007 occurring prior to the Effective Time over 365; provided, however, that in no event will the aggregate pro rated incentive payment made under each plan be more than the aggregate incentive amounts paid or payable under such plans for services rendered during calendar year 2006 pro rated based on the ratio of the number of calendar days during 2007 occurring prior to the Effective Time over 365.

6.13.    Notification of Certain Matters.   Acquiror and the Company will give notice promptly, but in any event within 24 hours, to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.14.    Certain Modifications.   Acquiror and the Company shall consult with respect to the Company’s loan, litigation and real estate valuation policies and practices (including loan classifications and levels of accruals and reserves) and the Company shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon.

6.15.    Regulatory Compliance.   (a) The Company will take all reasonable measures to ensure that the Company and Company Bank will perform at a level of at least “satisfactory” under the CRA and that the Company and Company Bank should be deemed “well managed” by their “appropriate Federal banking agency” (as such term is defined in Section 3(q) of the Federal Deposit Insurance Act) and to otherwise satisfy all regulatory standards necessary for receipt of all Requisite Regulatory Approvals; and (b) Acquiror will take all reasonable measures to ensure that Acquiror’s subsidiary depository institutions will perform at a level of at least “satisfactory” under the CRA and to otherwise satisfy all regulatory standards necessary for receipt of all Requisite Regulatory Approvals.

6.16.    Other Mergers.   (a) The Company will cooperate with Acquiror and its Subsidiaries to cause the Holding Company Merger to be consummated immediately after the Effective Time and the Bank Merger to be consummated as soon as practicable after the Effective Time. The Company will cooperate, and will cause Company Bank to cooperate, and join Acquiror and its Subsidiaries in the preparation, execution and processing of all applications and all director, shareholder and regulatory approvals of

Acquiror, its Subsidiaries, the Company and Company Bank necessary or appropriate to obtain regulatory, corporate and other approvals of the Other Mergers in a timely manner; and (b) Acquiror will cooperate with the Company and Company Bank to cause the Holding Company Merger to be consummated immediately after the Effective Time and the Bank Merger to be consummated as soon as practicable after the Effective Time. Acquiror will cooperate in the preparation, execution and processing of all applications and all director, shareholder and regulatory approvals of Acquiror, its Subsidiaries, the Company and Company Bank necessary or appropriate to obtain regulatory, corporate and other approvals of the Other Mergers in a timely manner.

ARTICLE VII

CONDITIONS TO THE MERGER

7.01.    Conditions to Each Party’s Obligation to Effect the Merger.   The respective obligation of each party to consummate the Merger is subject to the fulfillment or written waiver by Acquiror and the Company before the Effective Time of each of the following conditions:

(a)        Shareholder Approval.   The principal terms of this Agreement shall have been duly approved by the requisite vote of  the shareholders of the Company holding at least a majority of the outstanding shares of Company Common Stock.

(b)        Regulatory Matters.   All Requisite Regulatory Approvals shall have been obtained, except where the failure to obtain such Requisite Regulatory Approvals shall not, individually or in the aggregate, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries.

(c)        No Injunction.   No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and precludes consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger.

7.02.    Conditions to the Company’s Obligation.   The Company’s obligation to consummate the Merger is also subject to the fulfillment (or written waiver by the Company) before the Effective Time of each of the following conditions:

(a)        Acquiror’s Representations and Warranties.   The representations and warranties of Acquiror in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date or time, in which case such representations and warranties shall be true and correct as of such earlier date or time) as of the Closing Date as though made on and as of the Closing Date; and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Acquiror by the Chief Executive Officer of Acquiror to that effect.

(b)        Performance of Acquiror’s Obligations.   Acquiror shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and the Company shall have received a certificate, dated the Closing Date, signed on behalf of Acquiror by the Chief Executive Officer or Chief Financial Officer of Acquiror to that effect.

7.03.    Conditions to Acquiror’s Obligation.   Acquiror’s obligation to consummate the Merger is also subject to the fulfillment (or written waiver by Acquiror) before the Effective Time of each of the following conditions:

(a)        Company’s Representations and Warranties.   The representations and warranties of the Company in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date of time, in which case such representations and warranties shall be true and correct as of such date or time) as of the Closing Date as though made on and as of the Closing Date; and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(b)        Performance of the Company’s Obligations.   The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Acquiror shall have received a certificate, dated the Closing Date, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company to that effect.

(c)        Third-Party Consents.   The Company shall have obtained all consents, approvals or estoppel certificates of all persons, other than those covered in Section 7.01(b), required for or in connection with the execution, delivery and performance of this Agreement, and the consummation of the Merger or the other transactions contemplated hereby, and such consents,  approvals and estoppel certificates shall be in full force and effect, unless the failure to obtain such consent or approval or the failure of such consent, approval or estoppel certificates to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries after the Effective Time.

(d)        No Material Adverse Effect.   Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company (it being understood that, without limiting the generality of the foregoing, an increase of the Company Bank’s ratio of Loans graded “Substandard”, “Doubtful” and “Loss” to total Loans above 4% shall be deemed to have a Material Adverse Effect on the Company).

(e)        Voting Agreements.   The Voting Agreements shall be in full force and effect.

(f)         Dissenting Shares.   The number of Dissenting Shares shall not exceed ten percent (10%) of the total issued and outstanding shares (as of the Effective Time) of Company Common Stock.

(g)        Regulatory Matters.   The Requisite Regulatory Approvals shall not contain any conditions, provisions, liabilities or terms that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries after the Effective Time.

ARTICLE VIII

TERMINATION

8.01.    Termination.   This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by Acquiror or the Company:

(a)        Mutual Agreement.   With the mutual agreement of the other party.

(b)        Breach.   By Acquiror or the Company upon 30 days’ prior written notice of termination, if there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein, or (2) a breach by the other party of any of the covenants or agreements in this Agreement; provided that such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article VII.

(c)        Adverse Action by the Company.   (1) By Acquiror only, if (A) the Company Board submits this Agreement (or the principal terms of this Agreement) to its shareholders without a recommendation for approval or with special and materially adverse condition on or qualification of such approval; or (B) the Company Board otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02, it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond ten (10) business days after the first public announcement of such Acquisition Proposal shall be considered a withdrawal or material and adverse modification of its recommendation for purposes of this Section 8.01(c).

(2)        By Acquiror only, if the Company Board recommends to its shareholders an Acquisition Proposal other than the Merger.

(d)        Stockholder Approval.   By Acquiror or the Company, if the required approval of the Company’s shareholders shall not have been obtained upon a vote taken thereon at the Company Meeting; provided that the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of such approval to be obtained.

(e)        Delay.   By Acquiror or the Company, if the Effective Time has not occurred by the close of business on November 1, 2007 (the “Termination Date”); provided further, that the right to terminate this Agreement pursuant to this Section 8.01(e) shall not be available to any party whose material breach of any covenant, agreement or obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date without regard to any extension thereof.

(f)         Denial of Regulatory Approval.   By Acquiror or the Company, if any Requisite Regulatory Approval is denied by final, nonappealable action of such Governmental Authority; provided that the right to terminate this Agreement pursuant to this Section 8.01(f) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of such Requisite Regulatory Approvals to be obtained.

(g)        Superior Proposal.   By the Company if (1) the Company Board, in compliance with the provisions of Section 6.02, determines that an Acquisition Proposal received by the Company constitutes a Superior Proposal and authorizes the Company to enter into a binding written agreement to consummate such Superior Proposal, (2) the Company delivers to Acquiror written notice to that effect, setting forth the material terms and conditions of the Superior Proposal and indicating that it intends to enter into such an agreement and (3) Acquiror does not deliver to the Company, within five business days of receipt of such written notice, its own written proposal or offer in response to such Superior Proposal, or Acquiror submits a proposal or offer that the Company Board concludes, in compliance with the provisions of Section 6.02, is no less favorable (using the factors and process identified in the definition of “Superior Proposal”), to the Company’s shareholders than the Superior Proposal; provided that such termination will not be effective until the Company has made payment to Acquiror of the termination fee required to be paid pursuant to Section 8.03(a)(5).

8.02.    Effect of Termination and Abandonment.   If this Agreement is terminated and the Merger is abandoned, neither party will have any liability or further obligation under this Agreement, except that termination will not relieve a party from liability for any breach by it of this Agreement and except that the first sentence of Section 5.03(p), Section 6.05(b), this Section 8.02, Section 8.03 and Article IX will survive termination of this Agreement.

8.03.    Termination Fee.   (a) As a condition of Acquiror and Merger Sub’s willingness, and in order to induce Acquiror and Merger Sub, to enter into this Agreement, the Company hereby agrees to pay to Acquiror, and Acquiror shall be entitled to payment of a fee of $27.5 million ($27,500,000) (the “Termination Fee”) (less any payment made pursuant to the proviso in Section 9.05) if (each of the following being a “Fee Payment Event”) any of the following occur following the date hereof:

(1)        this Agreement is terminated by either Acquiror or the Company pursuant to Section 8.01(e), and (A) after the date of this Agreement an Acquisition Proposal shall have been made or communicated to the Company or shall have been made directly to the stockholders of the Company generally (and at least one such Acquisition Proposal shall not have been withdrawn prior to the event giving rise to the right of termination under Section 8.01(e)) and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, an Acquisition Transaction;

(2)        this Agreement is terminated by either Acquiror or the Company pursuant to Section 8.01(d) and (A) between the date of this Agreement and the date of any such termination, an Acquisition Proposal shall have been made or communicated to the Company or shall have been made directly to the shareholders of the Company generally and (B) within twelve (12) months after such termination the Company shall have reached a definitive agreement to consummate, or shall have consummated, an Acquisition Transaction;

(3)        this Agreement is terminated by Acquiror pursuant to Section 8.01(b) upon a breach or failure by the Company to comply with Section 6.06 and the Company’s breach or failure triggering such termination shall have been willful;

(4)        this Agreement is terminated by Acquiror pursuant to Section 8.01(c); or

(5)        this Agreement is terminated by the Company pursuant to Section 8.01(g).

(b)        Any payment required to be made under Section 8.03(a) shall be payable within two business days following the Fee Payment Event. In any case such payment shall be made, without setoff, by wire transfer in immediately available funds, to an account specified by Acquiror.

(c)        The Company acknowledges and agrees that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Acquiror would not enter into this Agreement; accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.03, and, in order to obtain such payment, Acquiror commences a suit that results in a judgment against the Company for the payment set forth in this Section 8.03, the Company shall reimburse Acquiror’s costs and expenses (including reasonable attorneys’ fees) incurred in connection with such suit, together with interest on any amount due pursuant to this Section 8.03 from the date such amount becomes payable until the date of such payment at the highest prime rate published in The Wall Street Journal in effect on the date such payment was required to be made.

(d)        The Company shall notify Acquiror promptly in writing of the occurrence of any Fee Payment Event, it being understood that the giving of such notice by the Company shall not be a condition to Acquiror’s rights pursuant to this Section 8.03.

(e)        Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.03, the Termination Fee shall be Acquiror’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

8.04.    Specific Performance.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity.

ARTICLE IX

MISCELLANEOUS

9.01.    Survival.   The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Article III, Sections 6.05(b), 6.10 and this Article IX).

9.02.    Waiver; Amendment.   Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except that, after adoption and approval of this Agreement by the shareholders of the Company, no amendment or modification which under applicable law requires further approval of such shareholders shall be effective without obtaining such required further approval.

9.03.    Counterparts.   This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

9.04.    Governing Law; Submission to Jurisdiction; Selection of Forum.   THIS AGREEMENT IS GOVERNED BY, AND WILL BE INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE. EACH PARTY HERETO AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTAINED IN OR CONTEMPLATED BY THIS AGREEMENT, EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF CALIFORNIA OR ANY CALIFORNIA STATE COURT SITTING IN SAN FRANCISCO (THE “CHOSEN COURTS”), AND SOLELY IN CONNECTION WITH CLAIMS ARISING UNDER THIS AGREEMENT OR THE TRANSACTIONS THAT ARE THE SUBJECT OF THIS AGREEMENT (I) IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE CHOSEN COURTS, (II) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN THE CHOSEN COURTS, (III) WAIVES ANY OBJECTION THAT THE CHOSEN COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER ANY PARTY HERETO AND (IV) AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY IN ANY SUCH ACTION OR PROCEEDING SHALL BE EFFECTIVE IF NOTICE IS GIVEN IN ACCORDANCE WITH SECTION 9.06 OF THIS AGREEMENT.

9.05.    Expenses.   Each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby; provided that the Company shall pay all of Acquiror’s documented expenses so incurred by it (but, in no event, more than $2 million) if this Agreement is terminated (A) after the shareholders of the Company shall have voted and failed to adopt this Agreement at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of this Agreement or shall have been canceled prior to termination of this Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), a person other than Acquiror or a Subsidiary of Acquiror shall have publicly announced or disclosed its intention to make, an Acquisition Proposal with respect to the Company or any of its Subsidiaries, (B) pursuant to Section 8.01(e), in the event the Company’s failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date, or (C) pursuant to Section 8.01(f), in the event the Company’s failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the denial of any approval referred to in such Section 8.01(f).

9.06.    Notices.   All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Acquiror, to:
VIB Corp
1498 Main Street
El Centro, California 92243
Attention:	Guillermo Bilbao
Facsimile:	(760) 337-3229
with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	H. Rodgin Cohen, Esq.
Keith A. Pagnani, Esq.
Facsimile:	(212) 558-3588
and
Rabobank Nederland
245 Park Avenue
New York, New York 10167
Attention:	Andrew Druch, General Counsel
Facsimile:	(212) 926-7880
If to Merger Sub, to:
Chardonnay Merger Sub Corp.
1498 Main Street
El Centro, California 92243
Attention:	Guillermo Bilbao
Facsimile:	(760) 337-3229

with a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention:	H. Rodgin Cohen, Esq.
Keith A. Pagnani, Esq.
Facsimile:	(212) 558-3588
and
Rabobank Nederland
245 Park Avenue
New York, New York 10167
Attention:	Andrew Druch, General Counsel
Facsimile:	(212) 926-7880
If to the Company, to:
Mid-State Bancshares
991 Bennett Avenue,
Arroyo Grande, California 93421
Attention:	James W. Lokey
Facsimile:	(805) 473-6811
with a copy to:
Reitner, Stuart & Moore
1319 Marsh Street
San Luis Obispo, California 93401
Attention:	John F. Stuart, Esq.
Kenneth E. Moore, Esq.
Barnet Reitner, Esq.
Facsimile:	(805) 545-8590
and
Wachtell, Lipton, Rosen & Katz
51 W. 52 Street
New York, New York 10019
Attention:	Craig Wasserman, Esq.
Richard K. Kim, Esq.
Facsimile:	(212) 403-2000

9.07.    Entire Understanding; No Third Party Beneficiaries.   This Agreement and the Voting Agreements represent the entire understanding of Acquiror and the Company regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement, which will survive the execution and delivery of this Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.10, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than Acquiror, Merger Sub and the Company.

9.08.    Assignment.   Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part (except by operation of law), by any of the parties hereto without the prior written consent of each other party hereto, except that Acquiror and Merger Sub may assign or delegate in their sole discretion any or all of their rights, interests or obligations under this Agreement to any direct or indirect, wholly owned subsidiary of Acquiror, but no such assignment shall relieve Acquiror of any of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

9.09.    Severability.   If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.10.    Alternative Structure.   Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, before the Effective Time, Acquiror may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions; provided that (1) such revision does not alter or change the kind or amount of consideration to be delivered to the shareholders of the Company and the holders of Company Stock Options, (2) such revision does not adversely affect the tax consequences to the shareholders of the Company, (3) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein, and (4) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

VIB CORP
By:	/s/ COR BROEKHUYSE
	Name:	Cor Broekhuyse
	Title:	Chairman
By:	/s/ Guillermo Bilbao
	Name:	Guillermo Bilbao
	Title:	Director
CHARDONNAY MERGER SUB CORP.
By:	/s/ COR BROEKHUYSE
	Name:	Cor Broekhuyse
	Title:	Chairman of the Board

By:	/s/ GUILLERMO BILBAO
	Name:	Guillermo Bilbao
	Title:	Secretary & Director
MID-STATE BANCSHARES
By:	/s/ JAMES W. LOKEY
	Name:	James W. Lokey
	Title:	President and Chief Executive Officer
By:	/s/ CARROL R. PRUETT
	Name:	Carrol R. Pruett
	Title:	Chairman of the Board

Appendix B

[Sandler O’Neill & Partners, L.P. Letterhead]

November 1, 2006

Board of Directors
Mid-State Bancshares
1026 Grand Avenue
Arroyo Grande, CA 93420-0580

Ladies and Gentlemen:

Mid-State Bancshares (“Mid-State”), VIB Corp (“VIB”) and Chardonnay Merger Sub Corp. (“Merger Sub”), have entered into an Agreement and Plan of Merger, dated November 1, 2006 (collectively, the “Agreement”), pursuant to which Merger Sub will merge with and into Mid-State, with Mid-State as the surviving entity (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Mid-State common stock issued and outstanding immediately prior to the Merger, other than certain shares specified in the Agreement, will be converted into the right to receive an amount of cash equal to $37.00, without interest (the “Per Share Amount”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Acquisition are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Per Share Amount to the holders of Mid-State.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Mid-State that we deemed relevant; (iii) certain publicly available financial statements and other historical financial inforn1ation of VIB, Rabobank N.A. and Rabobank Nederland that we deemed relevant in determining VIB’s financial capacity to undertake the Merger; (iv) internal financial projections for Mid-State as furnished by and reviewed with senior management of Mid-State; (v) to the extent publicly available, the financial terms of certain recent business combinations in the commercial banking industry; (vi) the current market environment generally and the banking environment in particular; and (vii) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Mid-State the business, financial condition, results of operations and prospects of Mid-State.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Mid-State and VIB or their respective representatives or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the senior management of each of Mid-State and VIB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to undertake, and have not undertaken, an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Mid-State or VIB or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Mid-State or VIB nor have we reviewed any individual credit files relating to Mid-State or VIB. We have assumed, with your consent, that the respective allowances for loan losses for Mid-State and VIB are adequate to cover such losses.

With respect to the financial projections for Mid-State used by Sandler O’Neill in its analyses, the senior management of Mid-State confirmed to us that those projections and estimates (including any assumptions related to such projections and estimates) reflected the best currently available estimates and judgments of the future financial performances of Mid-State. We assumed that the financial performances reflected in all projections and estimates used by us in our analyses would be achieved. We express no opinion as to such financial projections or estimates or the assumptions on which they are based. We have also assumed that there has been no material change in the assets, financial condition, results of operations, business or prospects of Mid-State or VIB since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Mid-State and VIB will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in the agreements will not be waived. Finally, with your consent, we have relied upon the advice Mid-State has obtained from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as the prices at which the common stock of Mid-State may trade at any time.

We have acted as Mid-State’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion. Mid-State has also agreed to indemnify us against certain liabilities arising out of our engagement.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Mid-State and VIB and their affiliates. We may also actively trade the equity and/or debt securities of Mid-State and VIB and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of Mid-State in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of Mid-State as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Agreement. We were not directed by the Board of Directors of Mid-State to seek alternative bids from other potential purchasers and our opinion is directed only to the fairness, from a financial point of view, of the Per Share Amount to holders of common stock of Mid-State and does not address the underlying business decision of Mid-State to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Mid-State or the effect of any other transaction in which Mid-State might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without Sandler O’Neill’s prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Per Share Amount to be received by the holders of Mid-State common stock is fair to such shareholders from a financial point of view.

Very truly yours,

[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]

CONSENT OF SANDLER O’NEILL & PARTNERS, L.P.

We hereby consent to the inclusion of our opinion letter, dated November 1, 2006, to the Board of Directors of Mid-State Bancshares (“Mid-State”) as an Exhibit to the Proxy Statement relating to the proposed merger by and between Mid-State and VIB Corp, a wholly owned subsidiary of Rabobank, contained in Mid-State’s Proxy Statement as filed with the Securities and Exchange Commission, and to the references to our firm and such opinion in such Proxy Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission thereunder (the “Regulations”), nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act or the Regulations.

/s/ Sandler O’Neill & Partners, L.P.
December 14, 2006
New York, New York

Appendix C

CALIFORNIA CORPORATIONS CODE

CHAPTER 13
DISSENTERS’ RIGHTS

SECTION 1300.

(a)        If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b)        As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1)                       Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2)                       Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1)(without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)                       Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)                       Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)        As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301.

(a)        If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)        Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c)        The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303.

(a)        If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)        Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304.

(a)        If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)        Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)        On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305.

(a)        If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)        If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)        Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)        Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)        The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)        The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)        The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)        The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d)        The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

SECTION 1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312.

(a)        No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)        If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)        If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

SECTION 1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

REVOCABLE PROXY—MID-STATE BANCSHARES

SPECIAL MEETING OF SHAREHOLDERS— [*], 2007

The undersigned shareholder(s) of Mid-State Bancshares (the “Company”) hereby appoints, constitute(s) and nominate(s) [*], [*] and [*], and each of them, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of the Company which the undersigned is entitled to vote at the Special Meeting of Shareholders to be held at the [*], Arroyo Grande, California on [*], [*], 2007 at [*] local time, and any and all adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally present thereat, as follows:

Proposal to Approve Merger Agreement.  To approve the principal terms of the Agreement and Plan of Merger, dated as of November 1, 2006, pursuant to which Mid-State Bancshares will be acquired by VIB Corp, and the transactions contemplated thereby as described in the attached proxy statement.

☐            FOR  the proposal listed above                  ☐  AGAINST the proposal listed above

☐    WITHHOLD AUTHORITY to vote for the proposal listed above

Proposal to Adjourn Meeting.  To approve, if necessary, an adjournment of the special meeting to solicit additional proxies in favor of the principal terms of the merger agreement and the transactions contemplated thereby.

☐            FOR  the proposal listed above                  ☐  AGAINST the proposal listed above

☐    WITHHOLD AUTHORITY to vote for the proposal listed above

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE FOREGOING PROPOSALS.

THE PROXY CONFERS AUTHORITY AND SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF THE BOARD OF DIRECTORS UNLESS A CONTRARY INSTRUCTIONS IS INDICATED, IN WHICH CASE THE PROXY SHALL BE VOTED IN ACCORDANCE WITH INSTRUCTIONS.  IF NO INSTRUCTION IS SPECIFIED, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS LISTED ON THE PROXY.  IN ALL OTHER MATTERS, IF ANY, PRESENTED AT THE SPECIAL MEETING, THE PROXY SHALL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS WHO WILL MAKE ANY SUCH DETERMINATION IN THEIR SOLE DISCRETION.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS USE.

The undersigned acknowledges receipt of the Notice of Meeting and Proxy Statement that accompanies this proxy and ratifies all lawful actions taken by the above named proxies.

Date:

Signature(s)

Number of Shares

I (We) will ☐ will not ☐ attend the Special Meeting of Shareholders in person

NOTE: Please sign your full name. Joint owners should each sign.

When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

[Information re Internet and phone voting to come.]